EXHIBIT 4.21

GOLDEN PROMISE

OPTION AND JOINT VENTURE AGREEMENT

BETWEEN

CROSSHAIR EXPLORATION & MINING CORP.

AND

PARAGON MINERALS CORPORATION

DATED AS OF APRIL April 8, 2009

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TABLE OF CONTENTS

PAGE

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  i

Schedules

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ii

THIS OPTION AND JOINT VENTURE AGREEMENT is dated as of the 8th  day of April, 2009

BETWEEN:

CROSSHAIR EXPLORATION & MINING CORP., a British Columbia company having an office at Suite 1240, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1

(“Crosshair”)

AND:

PARAGON MINERALS CORPORATION, a company incorporated under the Canada Business Corporations Act having an office at Suite 1500 – 701 West Georgia Street, Vancouver, British Columbia, Canada, V7Y 1C6

(“Paragon”)

WHEREAS:

A.
Paragon is the legal holder of an undivided 100% title and interest (subject to the Underlying Agreements, Joint Venture Agreement and Purchase and Sale Agreement) in the listed interests in the mining claims and associated assets set out in Schedule 1.1(90) attached hereto (collectively, the “Properties”);

B.	Paragon wishes to grant Crosshair the exclusive right and option to acquire up to a 70% interest in the Properties; and

C.	Paragon and Crosshair wish to enter into this Agreement in connection with the exploration and development of the Properties and other related matters.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the payment by each Participant to the other of the sum of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each participant) and of the mutual covenants and agreements contained herein, the Participants agree as follows:

1.	DEFINITIONS

1.1	In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(1)	“Acquiring Participant” shall have the meaning provided in section 17.1;

(2)	“Additional Exploration Costs” shall have the meaning provided in section 4.1;

(3)	“Additional Option” shall have the meaning provided in section 4.1;

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(4)	“Additional Properties” shall have the meaning provided in section 17.2;

(5)	“Agreement” means this Option and Joint Venture Agreement as it may be amended from time to time;

(6)
“Applicable Law” means any applicable domestic or foreign, federal, provincial or local law including any statute or subordinate legislation or treaty and any applicable rule, regulation, ordinance, requirement, order, permit, judgment, injunction, award or decree or other binding requirement of a Governmental Authority or arbitrator having the force of law;

(7)
“Area of Common Interest” means the area on the ground outlined on Schedule 17.1 which extends two kilometres from the boundaries of the Properties; provided that any mining claims which would otherwise be within the Area of Common Interest in which, on the date hereof, Crosshair or Paragon has any interest, or any right to acquire an interest is excluded from the Area of Common Interest;

(8)
“Assets” mean the Properties, Other Tenements, Product, Facilities, Supplies, Contingency Fund the contents of the Business Account and all other assets acquired or held by the Participants with respect to such assets or pursuant to this Agreement as the same may exist from time to time;

(9)	“Associated Company” means:

(a)	any corporation which owns directly or through any other means not less than 50% of the outstanding capital stock of a Participant;

(b)	any corporation of which a Participant owns directly or through any other means not less than 50% of the outstanding capital stock; or

(c)	any corporation of which either of the corporations referred to in paragraphs (a) and (b) owns directly or through any other means not less than 50% of the outstanding capital stock.

(10)	“Auditing Participant” shall have the meaning provided in section 16.2;

(11)	“Auditor” means an independent firm of chartered accountants appointed as the auditor of the Joint Venture by the Executive Committee;

(12)
“Budget” means, in respect of any Program, a detailed budget document which shall stipulate all Costs and other estimated monthly and cumulative cash expenditures for such Program and which is approved by the Executive Committee and such budget document as amended and approved by the Executive Committee from time to time;

(13)	“Business” means the contractual relationship of the Participants under this Agreement;

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(14)	“Business Account” shall have the meaning provided in section 13.10;

(15)
“Canadian GAAP” means Canadian generally accepted accounting principles consistently applied and shall be deemed to mean International Financial reporting Standards (“IFRS”) to the extent that IFRS replace Canadian GAAP during the term of this Agreement;

(16)	“Chairman” means the person appointed, from time to time, to be chairman of the Executive Committee pursuant to section 6.4;

(17)	“Change of Control” means, in respect of any corporation, either:

(a)	a transaction:

(i)
the effect of which is that a person or combination of persons acting in concert becomes the holder of more than 50% of the shares in the capital stock of such corporation which carry a voting right either under all circumstances or under certain circumstances that have occurred and are continuing; and

(ii)	such person or combination of persons did not previously hold such number of shares; or

(b)
a merger, arrangement, share exchange, take-over bid or other similar transaction resulting in the shareholders of a corporation or other entity holding less than 50% of such corporation’s aggregate issued and outstanding shares which carry a voting right either under all circumstances or under certain circumstances that have occurred and are continuing to occur;

(18)	“Chargee” shall have the meaning provided in section 19.1.

(19)
“CIM Val” means the Standards and Guidelines For Valuation of Mining Properties of the Special Committee of the Canadian Institute of Mines, Metallurgy and Petroleum on Valuation of Mineral Properties;

(20)
“Commercial Production” means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling by a pilot plant or during the initial tune-up period of a plant.  Commercial Production will be deemed to have commenced:

(a)
if a plant is located on the Properties, on the first day of the month following the first period of 30 consecutive days during which Ore has been processed through such plant at an average rate of not less than 60% of the milling rate specified in the Full Feasibility Study recommending placing the Properties into Commercial Production; or

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(b)
if no plant is located on the Properties, on the first day of the month following the first period of 30 consecutive days during which Ore has been shipped from the Properties on a commercially reasonably regular basis for the purpose of earning revenue;

(21)
“Contingency Fund” means the fund which will be established by the Operator pursuant to section 12.3, the moneys in which will be used to satisfy all legal obligations of the Operator in connection with the permanent or temporary shutdown in whole or in part of any of the Facilities on the Properties; including, without limitation, posting any reclamation bonds or deposits required by any Governmental Authority, all anticipated costs of Environmental Compliance and dealing with any Environmental Liabilities and Continuing Obligations, and any obligation for severance pay, pensions and similar payments to employees and all of which obligations are to be recognized in the accounts of the Operator;

(22)
“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance;

(23)
“Contributing Budget” means any Program and Budget (including any revision or amendments thereto) in respect of which each Participant has an obligation to fund its Cost Share pursuant to this Agreement;

(24)	“Contributing Participant” shall have the meaning provided in section 13.9;

(25)
“Cost Share” means the respective share of Costs and other liabilities to be borne by each Participant in respect of the Properties in accordance with the terms of this Agreement and, except as otherwise provided herein, will be proportionate to the respective Interests of each Participant as determined from time to time;

(26)	“Costs” means Exploration Costs, Feasibility Costs, Development Costs and Operating Costs, as applicable;

(27)	“Crosshair Shares” means common shares in the capital of Crosshair;

(28)
“Development Costs” means the sum of adding (A) the aggregate amount of all direct costs, outlays and expenses of whatever kind or nature spent or incurred by the Participants in accordance with all Programs and Budgets during the Development Period in order to prepare the Properties (or any portion thereof) for Commercial Production; including, without limitation, all insurance costs, all permitting costs, costs associated with rehabilitation including, without limitation, reclamation funds and other costs associated with compliance with Environmental Laws, all associated, non-recoverable sales taxes, the reasonable costs incurred by representatives of the Participants in attending meetings of the Executive Committee during the Development Period, an amount equal to the estimated working capital required for the two months immediately following achievement of Commercial Production and contributions to the Contingency Fund required by

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the Operator pursuant to section 12.3 and any and all costs, payments, royalties, interests, or similar arrangements arising at any time during the Development Period associated with compensation to local groups including as compensation for native land claims, and (B) an amount in respect of Indirect Costs equal to 1.5% of all direct Development Costs which are incurred by the Operator during the Development Period;

(29)	“Development Decision” means a decision made by the Executive Committee, based on the Full Feasibility Study, to proceed with the development of a mine on the Properties or a portion thereof;

(30)	“Development Finance” means the financing arrangements required to fund the Development Costs;

(31)
“Development Finance Expense” means, for any period, in respect of each Participant, the sum of all principal, interest, fees and other costs associated with the Development Finance obtained by such Participant which is payable by such Participant to the lender of such Development Finance in respect of such period;

(32)	“Development Finance Notice” shall have the meaning provided in section 11.5;

(33)	“Development Period” means the period commencing when a Development Decision has been made and ending upon the commencement of Commercial Production;

(34)	“Diluted Participant” shall have the meaning provided in section 14.1;

(35)	“Diluted Participant’s Interest” shall have the meaning provided in section 14.1;

(36)	“Effective Date” means April 8, 2009;

(37)
“Eligible Matter” means, in respect of matters considered by the Executive Committee, those matters that arise from a dispute between the Participants other than in respect of one Participant being out-voted upon any motion considered by the Executive Committee;

(38)
“Encumbrances” means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing;

(39)
“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws;

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(40)
“Environmental Laws” means all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions, rendered by any Governmental Authority relating to the protection of the environment, or the control of pollutants, contaminants, chemicals, or industrial, toxic or hazardous wastes or substances;

(41)
“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against any Participant, by any person or entity other than the other Participants, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action damages, business losses, personal injuries, penalties or fines) arising out of based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

(42)	“Executive Committee” means the committee formed pursuant to section 6 to supervise the activities on the Properties;

(43)
“Expansion” means, at any time, as the context requires either (i) an increase in excess of 10% in the Stated Capacity of all Facilities on the Properties which, as of such time, have entered into Commercial Production, or (ii) the opening and equipping of any additional Facility on the Properties;

(44)
“Exploration Costs” means the sum of adding (A) the aggregate amount of all direct costs, outlays and expenses of whatever kind or nature spent or incurred by the Operator in accordance with all Programs and Budgets, in connection with the exploration of the Properties in the Exploration Period including without limitation, moneys expended in maintaining the Properties in good standing and costs incurred in connection with complying with Environmental Laws, all costs relating to the securing of good relations with communities in the area surrounding the Properties, including, without limitation, all costs associated with the negotiation and implementation of any impact and benefit agreement or access agreement and any services provided in aid of consultation between aboriginal people and Governmental Authorities relating to Operations, all insurance costs, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling, drifting, raising and other underground work, assaying and engineering, bulk sampling, environmental studies, data preparation and analysis, submissions to

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Governmental Authorities, all associated, non-recoverable sales taxes, the reasonable costs incurred by no more than one representative of each of Crosshair and Paragon attending meetings of the Executive Committee, paying the fees, wages, salaries, travelling expenses and fringe benefits, including, without limitation, medical and dental benefits provided by Crosshair, of all persons engaged in work with respect to and for the benefit of the Properties, and (B) an amount in respect of Indirect Costs equal to 8% of all direct Exploration Costs which are incurred by the Operator during the Exploration Period. For greater certainty, any issuances of Crosshair Shares pursuant to sections 3.4 or 4.1(6) shall not considered to be Exploration Costs;

(45)	“Exploration Period” means the period commencing on the Effective Date and ending on the Feasibility Date;

(46)
“Facilities” means all mines and plants including, without limitation, all pits, shafts, haulage ways and other underground workings, and all buildings, plants and other structures, fixtures and improvements, mobile equipment, stores of a capital and consumable nature, and all other property, whether fixed or moveable, as the same may exist at any time, in or on the Properties or outside the Properties if it materially benefits the Properties;

(47)	“Fair Market Value” shall have the meaning set out in Schedule 1.1(47);

(48)
“Feasibility Costs” means the sum of adding (A) the aggregate amount of all direct costs, outlays and expenses of whatever kind or nature spent or incurred by the Operator in accordance with all Programs and Budgets in connection with the production of a Full Feasibility Study including, without limitation, all costs, outlays and expenses of whatever kind or nature spent or incurred in preparation of the Full Feasibility Study during the Feasibility Period, and (B) an amount in respect of Indirect Costs equal to 8% of all direct Feasibility Costs which are incurred by the Operator during the Feasibility Period;

(49)	“Feasibility Date” means the date the Executive Committee determines to commence the preparation of the Full Feasibility Study in accordance with section 6;

(50)	“Feasibility Period” means the period commencing on the Feasibility Date and ending on the date on which the Executive Committee make a Development Decision;

(51)	“Fiscal Year” means the period commencing on May 1 of each year and ending on the next succeeding April 30;

(52)
“Full Feasibility Study” means a comprehensive study approved by the Executive Committee in accordance with this Agreement that covers all material aspects of a proposed Program and Budget to investigate the technical and economic viability of commencing Commercial Production on the Properties, or

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any part thereof, in sufficient detail and to a degree of accuracy that is accepted by Crosshair and:

(a)
is sufficiently detailed in content and presented in a form that would be normally acceptable to a provider of development finance as a basis for providing the Development Finance on commercially reasonable terms;

(b)	is based on work conducted in accordance with the Program and Budget;

(c)	is based on appropriate sampling programmes and provides estimates of the tonnes and grade of proven and probable Ore reserves and resources expressed on both a mineable and recoverable basis;

(d)
provides details of all technical or other work and analysis on which the study is based including but not limited to geological, geotechnical, hydrological, metallurgical, processing, mining, survey, waste disposal, power and water requirements;

(e)	includes studies of environmental, archaeological, social, cultural, community and aboriginal title and treaty impacts of sufficient detail to be acceptable to the relevant authorities;

(f)	sets out the details of and analyses the security and adequacy of tenure and ownership;

(g)	includes a study and analysis of relevant infrastructure, infrastructure access, ore beneficiation, waste disposal, product price forecasting and financial aspects;

(h)	includes sufficient details of official arrangements for the purchase of all Product as to be acceptable to a provider of Development Finance;

(i)	plans for and provides a Budget for the implementation of Commercial Production and includes but is not limited to a schedule of:

(i)	relevant government, statutory and any other approval necessary; and

(ii)	activities, resources personnel, equipment, materials etc. and expenditures;

(j)
includes estimates of both capital and operating costs likely to be incurred in establishing and conducting development and operations, including costs to be incurred in development, construction, pre-production, mining, crushing and treatment or other beneficiation, as the case may be, and all working capital requirements;

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(k)
analyses how to proceed with development and operations to economically and commercially maximize the return on funds invested on the assumption that the Properties will be funded solely on an equity basis;

(l)
includes a financial model for, and states the commercial viability, including risk and sensitivity analysis of the proposed development and operations on the assumption that the Properties will be funded solely on an equity basis;

(m)	is of such detail and scope as to be acceptable to any Governmental Authority to which reports must be provided or applications must be made;

(n)	contemplates and identifies additional resources, any potential further project expansion and/or exploration potential (if applicable);

(o)
includes estimates of further exploration costs for ongoing exploration of the Properties both during the Feasibility Period and Development Period and after the commencement of Commercial Production within and outside the boundaries of the Subject Area;

(p)	includes a description of that part of the Properties to be covered by the proposed mine contemplated in the Full Feasibility Study;

(q)	is prepared or independently reviewed by an internationally recognized and mutually agreed to engineering firm;

(r)	includes estimates of all ongoing capital costs such as the purchase and replacement of equipment, tailings dam replacements and items of a similar nature;

(53)
“Governmental Authority” means any domestic or foreign, federal, provincial, municipal or local legislative, executive, judicial or administrative body or person having jurisdiction in the relevant circumstances;

(54)
“Gross Revenue” in respect of any period shall mean the sum of adding (A) gross receipts from sale of Product, less any charges for sampling, assaying, or penalties for such period; (B) gross receipts from the sale or other disposition of Assets for such period; (C) insurance proceeds for such period; (D) compensation for expropriation of Assets for such period; and (E) judgment proceeds for such period.

(55)	“Independent Valuator” has the meaning provided in Schedule 1.1(47);

(56)
“Indirect Costs” means all costs incurred by the Operator associated with secretarial support, offices and facilities, selected field support equipment, accounting services, computers, administration, health and safety, legal support,

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-  -

lands department support, printers and plotters and other similar indirect costs associated with the Costs;

(57)	“Indemnified Participant” has the meaning set out in section 5.4;

(58)	“Indemnifying Participant” has the meaning set out in section 5.4;

(59)	“Initial Deemed Investment” means the sum of $2.3 Million;

(60)	“Initial Exploration Costs” has the meaning set out in section 3.3;

(61)	“Initial Option” has the meaning set out in section 3.2;

(62)
“Interest” means, at any time, the undivided beneficial percentage interest representing the ownership interest of a Participant in the Assets, at such time and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder.  Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows:  Decimals of .005 or more shall be rounded up (e.g., 1.519% to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1,514% rounded to 1.51%).

(63)	“Intervening Event” shall have the meaning provided in section 26.1;

(64)	“Joint Venture” means the joint venture created pursuant to this Agreement;

(65)
“Joint Venture Agreement” means the May 1, 2006 Golden Promise Property Agreement between Rubicon Minerals Corporation and Crosshair, as amended on April 18, 2008, as assigned from Rubicon Minerals Corporation to Paragon effective December 8, 2006;

(66)	“Material Loss” has the meaning set out in section 5.4;

(67)	“Net Cash Flow” for any period means the sum of adding:

(a)	cash and cash equivalents of the Joint Venture (which for the avoidance of doubt includes any overdrafts) at the beginning of such period; and

(b)	the difference resulting from the subtracting:

(i)	Operating Costs paid during such period, from

(ii)	Gross Revenue received during such period;

(68)	“Net Smelter Royalty” shall have the meaning set out in Schedule 1.1(68) attached hereto;

(69)	“Non-Acquiring Participant” shall have the meaning provided in section 17.1;

(70)	“Non-Approving Participant” shall have the meaning provided in section 6.9;

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(71)	“Non-Contributing Participant” shall have the meaning provided in section 13.9;

(72)	“Offer” shall have the meaning provided in section 20.4;

(73)	“Offeror” shall have the meaning provided in section 20.3;

(74)	“Offeree” shall have the meaning provided in section 20.3;

(75)	“Operations” means the activities carried out under this Agreement;

(76)	“Operating Costs” means, for any period after commencement of Commercial Production, the result of subtracting the sum of (a) and the sum of (b) from the sum of (c):

(a)
all direct costs, outlays and expenses of whatsoever kind or nature actually incurred or chargeable directly by the Operator in connection with the operation of the Properties as a mine during such period, which costs, expenses, obligations, liabilities and charges include, without duplication and without limitation, the following:

(i)
all costs of or related to the mining and processing of the Ore and the operation of the Facilities and all costs of or related to the Product, including marketing, transportation, commissions and/or discounts at rates which are normal and customary in the industry;

(ii)
all costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Facilities.  Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(iii)	such amount of cash for working capital as is required for the operation of the Properties as a mine pursuant to section 13.11;

(iv)	all costs of or related to operating employee facilities, including housing;

(v)
all duties, charges, levies, royalties, interests, taxes (excluding taxes levied on the income of the Participants) applicable to mining of the Properties, including, without limitation, all provincial mining taxes, non-recoverable sales taxes, severance taxes, licence fees and governmental levies of a similar nature, and other payments imposed by any Governmental Authority upon or in connection with operating the Properties as a mine or which are paid or payable to any local groups including as benefits to be

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provided or paid in respect of any aboriginal claims to aboriginal or treaty rights or payable to any other third party;

(vi)
fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) of all persons directly engaged in respect of and for the benefit of the Properties and all costs involved in paying for the food, lodging and other reasonable needs of such persons;

(vii)	all costs of consulting, legal, accounting, insurance and other services incurred by the Operator and directly related to the operation of the Facilities;

(viii)
all approved exploration expenditures incurred with respect to the Properties after commencement of Commercial Production from a mine on the Properties including both exploration within the area of such mine and outside the area of such mine;

(ix)
all annual capital costs for the normal efficient operation of the Properties as a mine including, without limitation, all costs of construction, equipment and mine development including maintenance, repairs and replacements and all costs, including capital costs, associated with an Expansion;

(x)	all costs in connection with or as a result of Environmental Laws incurred by the Operator;

(xi)	any costs or expenses incurred by the Operator relating to the termination of the operation of the Properties as a mine, including all contributions to the Contingency Fund pursuant to section 12.3;

(xii)	the reasonable costs incurred by the representatives of the Participants attending meetings of the Executive Committee;

(xiii)	allowance for overhead;

(xiv)	all amounts payable to the Participants during mining;

(xv)	interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(xvi)	costs of funding the Contingency Fund as provided in section 12.3; and

(xvii)	rental, royalty, production, and purchase payments.

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(b)	an amount in respect of Indirect Costs equal to 2.5% of all direct Operating Costs which are incurred by the Operator during the Operating Period.

(c)
the amount of all insurance recoveries and settlements received during such period to the extent such recoveries and settlements were not deducted in any previous period; provided that, except where specific provision is made otherwise, all Operating Costs will be determined in accordance with Canadian GAAP but such costs shall not include any amount in respect of amortization of Costs, depletion or depreciation;

(77)
“Operating Period” means the period commencing on the date on which Commercial Production is commenced on the Properties or a portion thereof and terminating upon the termination of such Commercial Production;

(78)	“Operator” means the Participant acting as Operator with respect to the Properties pursuant to this Agreement and the “Non-Operator” means any Participant that is not the Operator at any given time;

(79)
“Ore” means all minerals from the Properties, the nature and composition of which provides economic justification for mining or removing from place and shipping and selling such material, or delivering such material to a plant for further processing;

(80)
“Other Tenements” means all surface rights of and to any lands within or outside the Properties including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the Participants with respect to the Properties;

(81)	“Overruns” means, in respect of any Budget, all Costs which exceed those estimated under such Budget;

(82)
“Participant” means either of Crosshair or Paragon and their successors and permitted assigns and any other entity which becomes a party to this Agreement pursuant to section 20 and the successors and permitted assigns thereof that may own an Interest from time to time, as the case may be, and “Participants” means together Crosshair, Paragon, any such additional Participant and their successors and permitted assigns, as the case may be;

(83)	“Participants’ Net Cash Flow” has the meaning provided in section 12.4(6);

(84)	“Parties” means Crosshair and Paragon;

(85)	“Periods” means collectively the Exploration Period, the Development Period and the Feasibility Period;

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(86)	“Permitted Encumbrances” means the Encumbrances described on Schedule 1.1(86);

(87)	“Product” means Ore at its highest stage of processing as effected by or on behalf of the Joint Venture constituted with respect to the Properties;

(88)	“Program” means a document approved by the Executive Committee outlining the work proposed to be carried out during a given period of time;

(89)	“Program/Budget Phase” shall have the meaning provided in section 13.1;

(90)	“Properties” means, collectively, the mining claims described in Schedule 1.1(90);

(91)	“Purchase and Sale Agreement” means the Purchase and Sale Agreement between Gemini Metals Corp., Crosshair and Paragon dated June 4th, 2008;

(92)	“Recommendation” means the recommendation of Crosshair to the Executive Committee based on the results of and delivered with a Full Feasibility Study to:

(a)	proceed to develop a mine on a Subject Area;

(b)	postpone, delay or abandon development of such a mine; or

(c)	undertake or continue further work to provide further information as a basis for the Full Feasibility Study;

(93)	“Remaining Participant” shall have the meaning provided in section 14.1;

(94)	“Revenue” means cash received from the sale of the Product;

(95)	“Rights” shall have the meaning provided in section 20.1;

(96)	“Stated Capacity” shall have the meaning provided in the Full Feasibility Study;

(97)
“Subject Area” means the portion of the Properties covered by a Full Feasibility Study which shall include sufficient area for all Facilities and rights of access and which for the avoidance of doubt will have boundaries in three dimensions including boundaries indicating the depth of such portion of the Properties;

(98)	“Supplies” means all tangible personal property of a non-capital nature (other than Product or Facilities) acquired or held by the Participants with respect to a Properties;

(99)	“Transfer” shall have the meaning provided in section 20.1;

(100)	“Transferee” shall have the meaning provided in section 20.2;

(101)	“Transferor” shall have the meaning provided in section 20.1;

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(102)	“Underlying Agreements” means the agreements with various optionors relating to Crosshair and Paragon’s interests in the Properties described in Schedule 1.1(102); and

(103)	“Vesting Time” means the date on which Crosshair earns a 60% Interest pursuant to section 3.2.

1.2	Interpretation in this Agreement, unless something in the subject matter or context is inconsistent therewith:

(1)	“this Agreement” means this agreement as it may from time to time be supplemented or amended and in effect and includes the schedules hereto;

(2)
all references in this Agreement to “Articles”, “sections” and other subdivisions or Schedules are to the designated articles, sections or other subdivisions or Schedules of or attached to this Agreement;

(3)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision;

(4)	the headings are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement;

(5)
the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language is used with reference thereto);

(6)
the words “written” or “in writing” include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telex, telegraph or telecopy;

(7)
any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(8)	all accounting terms not defined in this Agreement have those meanings generally ascribed to them in accordance with Canadian GAAP; and

(9)
a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and references to a “business day” shall refer to days on which banks are ordinarily open for business in Vancouver, British Columbia, but if a period ends on a day on which the banks are not open for business in Vancouver, British Columbia, the period

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will be deemed to expire on the next calendar day on which banks are open for business in Vancouver, British Columbia.

2.	ASSOCIATION OF PARTICIPANTS

2.1
Paragon hereby grants to Crosshair the exclusive right and option to acquire up to 70% Interest (which Interest may be adjusted to a lesser or greater Interest as set out in this Agreement) in the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, in accordance with the terms of this Agreement.

2.2	The participants are hereby associated for the following limited functions and purposes:

(1)	to explore and, if deemed warranted as herein provided, to develop the Properties and develop all or any part thereof for Commercial Production;

(2)	to operate the Properties as one or more mines; and

(3)	to engage in such other activities as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

2.3
All transactions, contracts, employments, purchases, operations, negotiations with any person and any other matter or act undertaken on behalf of the Participants in connection with the Assets will be done, transacted, undertaken or performed in the name of the Operator only and no Participant will do, transact, perform or undertake anything in the name of the Operator or any other Participant or in the joint names of the Participants except as expressly stipulated in this Agreement.

2.4
Except as otherwise expressly stipulated in this Agreement, the rights and obligations of the Participants will be, in each case, several, and will not be or be construed to be either joint or joint and several.  Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Participant a partner, an agent or legal representative of the other Participants.  It is intended that this Agreement will not create the relationship of a partnership among the Participants and that no act done by any Participant pursuant to the provisions hereof will operate to create such a relationship.

2.5	Each of the Participants will devote such efforts and resources as maybe required to fulfil any obligation assumed by them hereunder. Except as specifically provided hereunder:

(1)
each Participant will be at liberty to engage, for its own account and without duty to account to the other Participants, in any other business or activity outside the subject matter of this Agreement, including, without limitation, the ownership and operation of any other mining permits, licences, claims and leases wherever located except in the Properties or the Area of Common Interest;

(2)
no Participant will be under any fiduciary or other duty or obligation to the other Participant which will prevent or impede such Participant from participating in, or enjoying the benefits of competing endeavours of a nature similar to the Business

50651077.7

or activity undertaken by the Participants wherever vested except in respect of the Properties and the Area of Common Interest; and

(3)
the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Participants as contemplated in this Agreement will not apply to any business activities or endeavours of one of the Participants carried on with respect to lands located outside of the Properties and the Area of Common Interest, and that does not relate to the Joint Venture, and, without limitation, a Participant will not be accountable to the other Participants for participation in any such business activity or endeavour outside the subject matter of this Agreement which is in direct competition with the business activities or endeavours undertaken by the Joint Venture.

2.6
Any  rebate of taxes, fees or other payments by a Governmental Authority and any credits granted by any Governmental Authority in respect of such taxes, fees or other payments, shall be entirely to the credit of Crosshair at any time that Crosshair is self-funding the Operations but shall be shared to the credit of Crosshair and Paragon in accordance with their respective Interests at any time that the Participants are sharing funding of the Operations; provided that such Interests shall be calculated for purposes of determination of the allocation of such rebates, credits, or proceeds at any time that the Participants are sharing funding of the Operations after any change in such Interests which results from one Participant not funding its share of any Budget after such change of Interest.

2.7
Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Interest, any hypothecs, liens or security interests it may hold which are created under this Agreement, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Operator) to any secured borrowings for Operations approved by the Executive Committee.

2.8	Subject to Section 2.6, each Participant, in proportion to its Interest, from time to time:

(1)	will own its share of all Product to be disposed of pursuant to section 15; and

(2)	will severally bear all expenditures, debts, losses (including capital losses), obligations and liabilities of the Joint Venture.

2.9	Each Participant expressly waives every right which it may have to call for the partition or transfer of any of the Assets.

2.10
Paragon shall be the registered holder of the Properties until the Vesting Time. At the Vesting Time, Paragon will cause the Properties to be recorded in Crosshair’s name in trust for the Participants in proportion to their respective Interests.

2.11	Except as otherwise provided in this Agreement, the Assets are owned by the Participants in undivided shares as tenants in common in proportion to their respective Interests.

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Each Participant must make available its Interest in the Assets for the purposes of the Joint Venture.

2.12
If, at any time, any of the Assets are not owned by the Participants in proportion to their respective Interests but are owned by one of the Participants, the Participant that owns those Assets must hold those respective Assets for the use and benefit of the Participants in proportion to their Interests and, if determined by the Executive Committee, must (at the expense of the Participants in proportion to their respective Interests) take all such steps as may be necessary to vest those Assets in the Participants in proportion to their respective Interests.

2.13
All property (real or personal) held, developed, constructed or acquired under this Agreement by or on behalf of the Operator for or on behalf of the Participants, or any of them, will be Assets.  The Operator will not have any interest in any of the Assets or in any money collected by the Operator for the Participants except as the trustee of the Participants.

2.14	Assets other than the Properties may be held by the Operator as nominee for the Participants as tenants in common in proportion to their respective Interests.

2.15
As far as reasonably practical, all contracts entered into by the Operator with third parties in respect of the Joint Venture shall specify that the Operator is acting as agent for the Participants involved in an unincorporated joint venture comprising the Participants the liabilities of which are several in proportion to their respective Interests.

2.16
Upon the Effective Date of this Agreement, the Joint Venture Agreement and Purchase and Sale Agreement shall be terminated.  Crosshair shall cause Gemini Metals Corp. to execute and deliver to Paragon, an acknowledgement that the Purchase and Sale Agreement is terminated as of the Effective Date.

3.	INITIAL OPTION

3.1	The Participants will each have such Interest as is determined from time to time in accordance with this Agreement.

3.2
In order for Crosshair to acquire a 60% Interest (the “Initial Option”) it shall, within 30 days of the Effective Date issue 2,655,000 Crosshair Shares to Paragon and upon issuance of such Crosshair Shares, Crosshair shall earn a 60% Interest and Paragon shall have its Interest reduced to 40% and the Joint Venture between Paragon and Crosshair will be formed.

3.3
Crosshair shall use its commercially reasonable efforts to incur a minimum of $2,000,000 in Exploration Costs (the “Initial Exploration Costs”) on or before the date that is 48 months after the Vesting Time. Crosshair shall also be responsible for all Costs required in order to maintain the Properties in good standing during this period.  During this period, Paragon’s Interest shall be a carried Interest and accordingly Paragon shall not be required to contribute its Cost Share of any Programs and Budgets.

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3.4
If Crosshair has not incurred the Initial Exploration Costs on or before the date that is 48 months after the Vesting Time, then Crosshair shall issue 250,000 Crosshair Shares to Paragon and shall then have an additional 12 months to incur the Initial Exploration Costs.  If Crosshair has not completed the Initial Exploration Costs after the 12 month extension, the Additional Option automatically expires.

4.	ADDITIONAL OPTION

4.1	Crosshair has an option to earn an additional 10% Interest (the “Additional Option”) and in order to obtain such additional 10% Interest it must:

(1)	exercise the Initial Option;

(2)	incur the Initial Exploration Costs;

(3)	if required by section 3.4, issue 250,000 Crosshair Shares to Paragon;

(4)	provide notice to Paragon within 90 days of Crosshair’s incurrence of the Initial Exploration Costs that it desires to earn the additional 10% Interest;

(5)	incur a minimum of $1,000,000 in additional Exploration Costs (the “Additional Exploration Costs”); and

(6)
if Crosshair has not incurred the Additional Exploration Costs on or before the date that is 24 months after the date it gives notice to Paragon in accordance with section 4.1(4), Crosshair shall be required to issue 100,000 Crosshair Shares to Paragon and shall  then  have a further 12 months to incur the Additional Exploration Costs.  If Crosshair has not fully incurred the Additional Exploration Costs, after the 12 month extension, it, may purchase the additional 10% Interest by (i) paying in cash to Paragon the difference between the $1,000,000 in Additional Exploration Costs and actual Additional Exploration Costs incurred by Crosshair, and (ii) issuing 50,000 Crosshair Shares to Paragon.  If Crosshair does not elect to purchase the additional 10% Interest in accordance with this Section 4.1(6), the Additional Option shall expire.

(7)
Crosshair shall also be responsible for all Costs required in order to maintain the Properties in good standing during this period.  During this period, Paragon’s Interest shall be a carried Interest and accordingly Paragon shall not be required to contribute its Cost Share of any Programs and Budgets.

5.	REPRESENTATIONS, WARRANTIES AND CONDITIONS

5.1	Crosshair represents and warrants to Paragon that, as of the date of this Agreement:

(1)	it is a valid and subsisting corporation duly existing under the laws of the Province of British Columbia;

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(2)
it has full corporate power and authority to execute and deliver this Agreement any agreement or instrument referred to or contemplated in this Agreement and to carry out and perform its covenants and obligations hereunder;

(3)	it has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof;

(4)
upon execution and delivery of this Agreement by Crosshair, this Agreement will constitute a legal, valid and binding obligation of Crosshair enforceable against Crosshair in accordance with its terms except that:

(a)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(b)	equitable remedies, including the remedies of specific performance and injunctive relief are available only in the discretion of the applicable court;

(c)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

(d)	rights of indemnity and contribution hereunder may be limited under applicable law;

(5)
execution, delivery and performance of this Agreement does not and will not conflict with, accelerate the performance required by, result in any breach or contravention of, constitute a default under or result in the creation of any encumbrance, lien or charge under or pursuant to the provisions of (i) its constating documents of any resolutions of its shareholders or directors, or any indenture, agreement or other instrument whatsoever to which it is a party, by which it is bound or to which it may be subject or (ii) any Applicable Laws; and

(6)
no representation or warranty made by it in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

5.2	Paragon represents and warrants to Crosshair that, as of the date of this Agreement:

(1)	it is a valid and subsisting corporation duly existing under the federal laws of Canada;

(2)
it has full corporate power and authority to execute and deliver this Agreement and any agreement or instrument referred to or contemplated in this Agreement and to carry out and perform its covenants and obligations hereunder;

50651077.7

(3)	it has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof;

(4)	upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms except that:

(a)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(b)	equitable remedies, including the remedies of specific performance and injunctive relief; are available only in the discretion of the applicable court;

(c)	a court may stay proceedings before them by virtue of equitable or statutory proceedings; and

(d)	rights of indemnity and contribution hereunder may be limited under applicable law;

(5)
execution, delivery and performance of this Agreement does not and will not conflict with, accelerate the performance required by, result in any breach or contravention of, constitute a default under or result in the creation of any encumbrance, lien or charge under or pursuant to the provisions of (i) its constating documents or any resolutions of its shareholders or directors, or any indenture, agreement or other instrument whatsoever to which it is a party, by which it is bound or to which it may be subject or (ii) any Applicable Laws;

(6)	Schedule 1.1(90) accurately sets out all the lands, mineral claims and other interests that comprise the Properties;

(7)	it is lawfully authorized to hold mineral claims in the Province of Newfoundland & Labrador;

(8)	all the mineral claims constituting the Properties have been duly and properly staked and recorded, and have been and are validly held in accordance with the laws of Newfoundland & Labrador;

(9)
except as set out in the Underlying Agreements, Joint Venture Agreement and Purchase and Sale Agreement, Paragon is the beneficial and registered owner of a 100% undivided interest in the Properties which are  in good standing under the laws of Newfoundland & Labrador up to and including the date hereof and are free and clear of all liens, charges, encumbrances or other rights of third parties, except for Permitted Encumbrances;

(10)	the parties hereto may enter the Properties for all purposes of this Agreement without making any payment or accounting to, or obtaining the permission of, any other person;

50651077.7

(11)
other than as disclosed to Crosshair, there is no adverse claim or challenge by any person against or to the ownership of or entitlement to the Properties and no basis therefor, and there are no outstanding agreements or options to acquire or purchase the Properties and no other person has any royalty or other interest whatsoever in production or profits therefrom;

(12)
full and complete copies of all exploration information and data, including all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) concerning the Properties in its possession or control have been provided to Crosshair;

(13)
there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Properties before any federal, provincial, municipal or other Governmental Authority, court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgement or liability against the Properties;

(14)
all work carried out on the Properties by it and, to its knowledge, by any person has been carried out in compliance with all Applicable Laws, including Environmental Laws, and neither it, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any facts which would lead a well informed operator in the mining industry to believe there are any Environmental Liabilities associated with the Properties and, to its knowledge, there are no environmental audits, evaluations or studies relating to it;

(15)	no consent or approval is required to permit the execution and delivery of this Agreement by it or the performance of its obligations hereunder;

(16)	it has all material permits, authorizations, licences, registrations and certificates necessary to carry on its business as currently conducted and as contemplated by this agreement;

(17)
no representation or warranty made by it in this Agreement or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading;

(18)
there is no claim, complaint or other proceeding initiated by or on behalf of any aboriginal group or to which any aboriginal group is legally a necessary party pending or, to the knowledge of Paragon, threatened by any aboriginal group with respect to Paragon’s exploration of the Properties and the Other Tenements or the proposed Operations and Paragon has not engaged in any negotiations with any aboriginal group in respect of the Properties and the Other Tenements or entered

50651077.7

into any impact and benefits agreement with any aboriginal group in respect of the Properties and Other Tenements; and

(19)
Paragon has made full disclosure to Crosshair of all material facts of which Paragon has knowledge relating to the Assets and all relevant information that Paragon possesses which relates to the Assets which could have any effect upon Crosshair determining whether it shall enter into this Agreement and this Agreement does not contain any untrue statement by Paragon of a material fact of which Paragon has knowledge and Paragon has not omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading.

5.3
The representations, warranties and covenants hereinbefore set out are conditions on which the Participants have relied in entering into this Agreement and each of the Participants will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5.4	(1)
Each Participant shall indemnify the other Participants, their respective directors, officers, employees, agents and representatives (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss.  A “Material Loss” shall mean all costs, expenses, damages or liabilities, including lawyers’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(a)	failure of a Participant or its Affiliates to comply with the Area of Interest provisions of section 17; and

(b)	failure of a Participant or its Affiliates to comply with the restrictions on alienation under section 20.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of $100,000 relating to breaches of warranties, representations and covenants contained in this Agreement.

(2)
If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant.  The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defence, compromise, or settlement of the matter,

50651077.7

including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’ s choice.

(3)
Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified participant, after the Indemnifying Participant has given notice that it will assume control of the defence, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant.

(4)
Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

6.	EXECUTIVE COMMITTEE

6.1
The Executive Committee will supervise the activity pursuant to this Agreement of the Joint Venture.  At anytime that Crosshair shall have an Interest of at least 50%, the Executive Committee shall consist of two members appointed by Crosshair and one member appointed by Paragon.  At anytime that Crosshair does not have an Interest of at least 50%, the Executive Committee shall consist of two members appointed by Paragon and one member appointed by Crosshair.  The voting rights of the members will be as set out by this section 6.

6.2
Except as otherwise stipulated in this Agreement, all resolutions of the Executive Committee shall be passed if approved by a simple majority of the members of the Executive Committee or their alternates present at the meeting at which the motion in respect of such resolution is moved, considered and voted on.  Subject to section 6.6, if, at any time, the members of the Executive Committee become deadlocked in their consideration of a matter being considered by them as evidenced by a vote upon a motion which results in an equal number of votes for and against such motion, the Chairman shall have a second, additional or casting vote.

6.3
Prior to the Vesting Time, the Participants’ nominees shall have an equal number of votes (i.e. the nominees of Crosshair shall have in the aggregate 50% of the votes and the nominee of Paragon shall have 50% of the votes).  Subsequent to the Vesting Time, the Participants’ nominees shall have a number of votes pro rata to the Participants’ respective Interests at such time. (i.e. immediately after the Vesting Time, the nominees of Crosshair shall have in the aggregate 60% of the votes and the nominee of Paragon shall have 40% of the votes).

6.4
Prior to the Vesting Time, one of the Crosshair representatives shall serve as the Chairman of the Executive Committee.  Subsequent to the Vesting Time, the Chairman will be a representative of Crosshair at any time that Crosshair shall have an Interest of at least 50% but if, at any time, Crosshair does not have an Interest of at least 50%, a representative of Paragon shall be the Chairman.

50651077.7

6.5	The Executive Committee shall, without limiting any of its powers as specified elsewhere in this Agreement, have the obligation and the exclusive right, power and authority to:

(1)
ensure that all work is carried out in accordance with sound industry practice and in adherence to a safety, health and environmental policy which is approved by the Executive Committee and in adherence to applicable law;

(2)	approve, modify, or reject or request the revision of, any Program and Budget, as maybe amended from time to time;

(3)	approve a form of accounting procedure;

(4)	consider those items specified in section 6.6;

(5)	commence a scoping study, pre-feasibility study and the Full Feasibility Study;

(6)	make the Development Decision; and

(7)	subject to the limitations contained in section 8.5(12), prosecute or defend all litigation arising out of operations conducted hereunder, or settle any lawsuit, claim or demand.

6.6
Notwithstanding anything else in this Agreement except sections 6.7 and 6.8, the following decisions of the Executive Committee shall require the approval of 100% of the votes cast by the Participants’ representatives on such Executive Committee:

(1)
any additional program of capital expenditures during a period that is at least 20% above the capital expenditures previously approved as part of the Program in respect of such period and in the Budget for such period;

(2)	any cessation of Operations in respect of any mine developed on the Properties for a period exceeding 20 business days other than as a result of an Intervening Event;

(3)	any re-commencement of Operations of any mine developed on the Properties after a cessation of Operations described in section 6.6(2);

(4)	incurring any Overruns which exceed more than 10% of any Contributing Budget;

(5)	the disposition of any Assets or obligations not in the ordinary course of business which have a value in excess of $5 million; and

(6)	any Expansion.

6.7
If a matter referred to in sections 6.6(1) to (3), inclusive, receives the approval of less than 100% of the votes cast but more than 0% of the votes cast, the members of the Executive Committee shall use good faith efforts for 20 days to reach a consensus on the

50651077.7

matter. If such good faith efforts are not successful, the resolution approving of such matter shall be deemed to be passed.

6.8
If a matter referred to in sections 6.6(4) or (5) receives the approval of less than 100% of the votes cast but more than 0% of the votes cast, the matter shall be referred to the consideration of the Chief Executive Officers of the Parties who shall use good faith efforts to reach a consensus on the matter for a period of 20 days. If such good faith efforts are not successful, the resolution approving of such matter shall be deemed to be passed.

6.9
If a matter referred to in sections 6.6(1) or (5), inclusive, is deemed to be passed pursuant to either of sections 6.7 or 6.8, the Participant, the representatives of which are not approving such matter (the “Non-Approving Participant”), shall have the option during a period of 180 days following such 20-day period to require the other Participant, by written notice, to purchase the Non-Approving Participant’s Interest for the Fair Market Value of such Interest.  Upon the exercise of that option, the other Participant shall complete the purchase of the Interest of the Non-Approving Participant within 180 days of receipt of notice of the exercise of such option.  Upon the closing of such transaction of purchase and sale, the Non-Approving Participant will execute and deliver to the other participant all such documents as may reasonably be necessary to transfer to the other Participant all the interest of the Non-Approving Participant and the other Participant shall deliver to the Non-Approving Participant the cash amount in immediately available funds determined in accordance with Schedule 1.1(47).

7.	MEETINGS OF EXECUTIVE COMMITTEE

7.1
Either Participant may, from time to time, revoke in writing the appointment of its nominees to the Executive Committee and appoint in writing others in their place.  Either Participant may, from time to time, in writing appoint an alternate member who may attend as an alternate for a member of the Executive Committee previously appointed by such Participant.  Representatives or agents of the Participants may attend meetings of the Executive Committee but shall have no voting rights.  Alternate members may attend meetings of the Executive Committee, and in the absence of a member, the alternate of such member of the Executive Committee may vote and otherwise act in the stead and place of such member of the Executive Committee.  Whenever any such member or such alternate member votes or acts, his votes or actions will for all purposes of this Agreement be considered the actions of the Participant whom he represents.  The Participants will give written notice to each other, from time to time, as to names, addresses and telephone numbers of their respective members and alternates on the Executive Committee.

7.2
Meetings of the Executive Committee will be held as required but in any event not less frequently than every three months.  A meeting of the Executive Committee may take place by means of conference telephones or other communication facilities by which means the members or their alternates participating in the meeting can hear each other.  The persons participating in a meeting in accordance with this section 7 will be deemed

50651077.7

to be present at the meeting and to have so agreed and will be counted in the quorum thereof and be entitled to speak and vote thereat.

7.3
Voting by the Executive Committee may be conducted by verbal, written, electronic or facsimile ballot.  A resolution in writing approving a matter to be acted upon by the Executive Committee, signed by all the members of the Executive Committee or their alternates, is as valid as if it had been passed at a meeting of the Executive Committee.  Electronic and facsimile signatures evidencing consent to any such written resolution shall be accepted to be as valid as original signatures in such documents.

7.4
A quorum of any meeting of the Executive Committee will consist of not less than one member from Crosshair and one member from Paragon.  If a quorum is not present within 120 minutes after the time fixed for holding any such meeting, such meeting will be adjourned to the next following business day at the same time and place.  At the adjourned meeting, the members or alternate members present (which may be only one person) will form a quorum and may transact the business for which the meeting was originally convened.

7.5
Meetings of the Executive Committee may be called by any Participant by giving ten business days’ written notice to the other Participant.  The Participants may unanimously agree to abridge this notice period and any member of the Executive Committee attending a meeting called with less than ten business days’ notice shall be deemed to have waived the notice requirement unless such member states that his sole purpose for attending such meeting is to object to the lack of adequate notice.  All meetings will be held in Vancouver, British Columbia, Canada unless otherwise unanimously agreed to by both Participants.   There will be included with a notice of meeting such material and data as may be reasonably required to enable the members of the Executive Committee to determine the position they should take in respect of any matter to be discussed or determined at such meeting.  Any member of the Executive Committee may request, at any time prior to a meeting, such additional information from the Operator as is reasonably required for the purposes of the meeting and such information shall be provided by the Operator to all member’s of the Executive Committee.

7.6
The Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing such records to the Non-Operator.  The Operator shall have the responsibility of keeping records of the proceedings.  Draft minutes of meetings of the Executive Committee shall be distributed within five business days after any meeting.  If a member of the Executive Committee has any material comments on, or proposed material revisions to, the draft minutes they shall be sent to the Operator within five business days of the receipt of the draft minutes.  The Operator shall circulate revised minutes within five business days thereafter.  If a member of the Executive Committee does not provide material comments on draft minutes or revised minutes within five business days then such member shall be deemed to have approved such minutes.

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8.	THE OPERATOR

8.1	Subject to section 8.2, Crosshair shall be the Operator:

(1)	during the Exploration Period (provided that Crosshair earns the Initial Option pursuant to section 3.2 and continues to have an Interest of at least 50%); and

(2)	at any time in any other Period during which Crosshair has an Interest of at least 50%;

however, if at any time during any other Period, Crosshair ceases to have an Interest of at least 50%, then Paragon shall become the Operator for so long as the Interest of Crosshair remains less than 50%.

8.2
If Crosshair transfers its Interest to a person that is not an Associated Company pursuant to section 20, Crosshair may resign as the Operator upon not less than 60 days’ prior written notice to the Non-Operator, in which case the successor Operator shall be appointed by a simple majority vote at a subsequently called meeting of the Executive Committee.

8.3
The Operator shall be responsible for the preparation for submission to the Executive Committee, and, for the execution of each Program and Budget to be considered and, if so determined by the Executive Committee, approved by the Executive Committee

8.4	The Operator shall consult freely with the Non-Operator and keep it advised of all material developments and results.

8.5
Subject to the control and direction of the Executive Committee, the Operator shall have full authority as agent acting for and on behalf of the Participants to do everything necessary or desirable in accordance with good practice in connection with the exploration, development or operations of the Properties.  Without limitation, the Operator shall have the authority and the obligation to:

(1)	implement the Programs and Budgets approved by the Executive Committee in accordance with this Agreement;

(2)	provide all information regarding operations necessary to allow the Participants to meet their continuous disclosure obligations under applicable law;

(3)	proceed with the testing, assaying and analysis of all samples in an expeditious manner;

(4)	employ and engage such employees, agents, and independent contractors as the Operator may consider necessary or advisable to carry out his duties and obligations hereunder;

50651077.7

(5)
manage, direct and control all exploration, development and production operations in, on and under the Properties in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders, regulations and policies;

(6)	prepare and deliver to each of the members of the Executive Committee:

(a)
within ten business days of the end of each calendar month, written monthly progress reports of the work undertaken in the prior calendar month and results obtained in a form acceptable to the Executive Committee, which form shall require a comparison, and analysis of any material variance between actual and cumulative progress relative to the Program and Budget;

(b)
an annual summary on or before the day which is 60 business days following the end of the Fiscal Year describing the Operations of the results obtained during the Fiscal Year immediately preceding, accompanied by such copies of data, reports and other information on or with respect to the Properties as are acceptable to the Executive Committee; and

(c)
during periods of active field work, timely information on any material matters, results obtained, accompanied by copies of relevant data, reports and other information concerning such results; provided that the Non- Operator shall have the right at any time, upon at least 24 hours’ written notice to the Operator to attend upon the offices of the Operator in order to review and take copies of all relevant data, reports and other information concerning the Operations;

(7)	account to the Participants for all contributions to Costs;

(8)
maintain, in accordance with Canadian GAAP consistently applied, true and correct books, accounts and records of operations hereunder and such other information as a Participant may reasonably request in order to allow it to prepare its financial statements in accordance with its regulatory requirements and to cause to be prepared and delivered to the relevant Executive Committee, as applicable, audited financial statements of the Joint Venture on or before 45 business days following the end of each Fiscal Year;

(9)
permit each Participant or its professional advisors upon reasonable notice, at its own expense, access to the Properties and the Facilities to inspect, take abstracts from or audit any or all of the records and accounts during normal business hours;

(10)	keep the Properties in good standing free and clear of all Encumbrances except Permitted Encumbrances arising from operations hereunder;

(11)
obtain and maintain, or cause any contractor or consultant engaged hereunder to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Properties, and to provide proof of such insurance coverage to

50651077.7

the Participants on request, and to reflect the addition of any mortgagee as permitted by this Agreement;

(12)
after giving notice to the Participants, prosecute or defend all litigation arising out of operations conducted hereunder, but the Operator will not incur legal expenses in excess of $100,000 without the approval of the Non-Operator;

(13)	permit each Participant or its representatives duly appointed in writing, at its own expense and risk, access to all data derived from carrying out work hereunder;

(14)
arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by the Operator on behalf of the Participants in accordance with local statutory requirements; and

(15)	perform its duties and obligations in a manner consistent with good exploration and mining industry practices.

8.6
Notwithstanding the foregoing, the Operator shall have full authority to take such action as it in its professional judgement deems necessary or advisable in order to safeguard and protect the environment, life or the Assets.

8.7
The Operator may only engage an Associated Company of itself to provide services, supplies, equipment or machinery hereunder with the prior written approval of the Non- Operator, such approval not to be unreasonably withheld.  For the avoidance of doubt, the Non-Operator shall not withhold its approval if the Operator demonstrates that the Associated Company has been engaged on terms no more favourable to the Associated Company than those that could be obtained from a participant dealing at arm’s length to the Operator and with substantially the same experience and expertise as the Associated Company.

9.	EXPLORATION PERIOD

9.1
Exploration Costs will only be incurred under and pursuant to a Program and Budget approved by the Executive Committee in accordance with section 6; provided, however, that the Initial Exploration Costs and Additional Exploration Costs will be incurred as determined by Crosshair in its sole discretion.

9.2
Crosshair will provide Paragon with details of its plan for the Initial Exploration Costs and Additional Exploration Costs in a form similar to a Program and Budget and Paragon may provide its comments on the proposed Initial Exploration Costs and Additional Exploration Costs within 15 business days of being received by Paragon. It is in Crosshair’s sole discretion, acting reasonably, as to whether it makes any modifications to its proposed Initial Exploration Costs and Additional Exploration Costs based on Paragon’s comments.

9.3	Crosshair shall be solely responsible for funding the Initial Exploration Costs and the Additional Exploration Costs and Crosshair and Paragon shall be jointly responsible to

50651077.7

 fund their respective Cost Shares of all other Exploration Costs which are contained in respect of Programs and Budgets in the Exploration Period.

9.4
During the period that Crosshair is required to incur the Initial Exploration Costs, and if it makes the election pursuant to section 4.1, the Additional Exploration Costs, Crosshair shall be solely responsible for making any royalty or other payments required under the Underlying Agreements and such payments shall be included in the Initial Exploration Costs and Additional Exploration Costs, as applicable.

10.	FEASIBILITY PERIOD

10.1	The Feasibility Period will comprise the following stages:

(1)	preparation of such scoping and pre-feasibility studies and the undertaking of such further exploration as the Executive Committee may deem advisable;

(2)	preparation and delivery of a Full Feasibility Study; and

(3)	making the Development Decision.

10.2
Feasibility Costs will only be incurred pursuant to a Program and Budget approved by the Executive Committee in accordance with section 6.  Each Participant shall be responsible for its Cost Share of all Feasibility Costs.

10.3
Crosshair may deliver a Full Feasibility Study to the Executive Committee at any time.  Crosshair shall also deliver with such Full Feasibility Study its Recommendation to the Executive Committee based on the results of the Full Feasibility Study.  A meeting of the Executive Committee will be held 10 days following the delivery to Paragon of the Full Feasibility Study to consider the Recommendation.

11.	DEVELOPMENT PERIOD

11.1
Development Costs will only be incurred pursuant to a Program and Budget approved by the Executive Committee in accordance with section 6.  Each Participant shall be responsible for its Cost Share of all Development Costs.

11.2	Upon a Development Decision, Paragon may elect either to:

(1)	obtain its own Development Finance; or

(2)
request Crosshair to use commercially reasonable endeavours to arrange Development Finance for Paragon’s Cost Share of Development Costs.  Such Development Finance will be at a level which is consistent with finance coverage, ratios and maturities prevailing in the market at that time for a conventional mining project finance funding similar for the project being contemplated.  Crosshair shall have satisfied its obligation to use reasonable endeavours to arrange Development Finance if Crosshair:

50651077.7

(a)
provides the applicable Full Feasibility Study to not less than three financial institutions who are in the business of providing project finance for projects similar to the project being contemplated;

(b)
provides such financial institutions details of the planned construction, operation and other technical information regarding the project in sufficient detail to enable the financial institutions to make a decision as to whether it will provide financing for Paragon’s Cost Share of Development Costs;

(c)	assists in the negotiation of term sheets and if applicable, definitive agreements, between Paragon and the financial institutions;

(d)
assists in meetings between Paragon and those financial institutions who are interested in providing project finance in order to provide information regarding the project which the financial institutions may reasonably require; and

(e)
assists Paragon in arranging due diligence site visits requested by financial institutions, including providing access to key Crosshair personnel, and to field data including drill logs and drill core.

11.3	For the avoidance of doubt, if Crosshair is requested by Paragon to use reasonable endeavours to arrange Development Finance for Paragon, Crosshair shall not be obligated, without limitation, to:

(1)	provide any guarantees, including performance or completion guarantees;

(2)	enter into forward sales, hedging contracts, puts, calls or similar derivative contracts for any reason including in order to obtain Development Finance; or

(3)	provide price support, political risk insurance or title insurance.

11.4
The Participants agree to use reasonable endeavours to ensure that the terms of any Development Finance shall allow for 10% of Net Cash Flow to be available for distribution to the Participants pro rata to their respective Interests.

11.5
Within 60 days of receiving notice from Paragon of any election it makes to request Crosshair to use reasonable endeavours to arrange Development Finance for Paragon under section 11.2, Crosshair shall send a notice to Paragon stating whether it has been able to obtain Development Finance for Paragon’s Cost Share of all Development Costs and, if it has, the notice shall contain a description of the terms of such Development Finance in sufficient detail to enable Paragon to decide whether it shall accept the Development Finance (the “Development Finance Notice”).

11.6
If, having used reasonable endeavours to obtain Development Finance for Paragon in response to any request made by Paragon pursuant to section 11.2 during the 60 days before Crosshair is required to send the notice to Paragon pursuant to section 11.5,

50651077.7

 Crosshair does not obtain such Development Finance and provides a Development Finance Notice to Paragon to that effect pursuant to section 11.5, Crosshair shall have no further duty to take any steps to obtain such Development Finance for Paragon.

11.7
Within 30 days of Paragon receiving the Development Finance Notice in a form that describes Development Finance that Crosshair has found to be obtainable for Paragon, Paragon shall send a written notice to Crosshair electing to:

(1)	accept the terms of any Development Finance described in the Development Finance Notice; or

(2)	arrange its own Development Finance; or

(3)	not fund its Cost Share of Development Costs and be diluted in accordance with the terms of section 14.

A failure by Paragon to provide notice to Crosshair of its election under this section 11.7 shall result in Paragon being deemed to have made the election described in section 11.7(3).

11.8
Each Participant must have raised its Cost Share of the Development Costs, and provided the other Participant with evidence of such, within 180 days of the Development Decision.  If a Participant has not raised its Cost Share of Development Costs, and provided the other Participant with evidence of such within such period, it shall lose its right to contribute to the Development Costs and shall be diluted in accordance with section 14.

11.9
Subject to section 19, any Development Finance may be secured by one or more Encumbrances on the Properties, provided that the extent of the security interest of the lender of Development Finance over the Properties to any Participant shall be limited to the pro rata Interest of such Participant.

11.10	Any Development Finance obtained by Paragon, whether it is found by Crosshair or by Paragon, shall be entirely with recourse to Paragon and entirely without recourse to Crosshair.

11.11	Any Development Finance obtained by Crosshair, whether it is found by Crosshair or by Paragon, shall be entirely with recourse to Crosshair and entirely without recourse to Paragon.

11.12	The Participants shall inform the Operator of their respective Development Finance Expenses as soon as they can be ascertained and promptly thereafter upon any change thereof.

50651077.7

12.	OPERATING PERIOD

12.1
Operating Costs will only be incurred pursuant to a Program and Budget approved by the Executive Committee in accordance with section 6.  Each Participant shall be responsible for its Cost Share of all Operating Costs.

12.2	Each Program and Budget in the operating Period will contain:

(1)	a plan of Proposed Operations;

(2)	an estimate of the quantity of Product to be produced and available for sale;

(3)	a detailed estimate of all monthly Revenue and monthly Operating Costs plus a reasonable allowance for contingencies;

(4)
such other facts and figures as may be necessary to give the Non-Operator a reasonably complete picture of the results the Operator plans to achieve, and the Operator will promptly supply to the Non-Operator any additional or supplemental information which the Non-Operator may reasonably require in respect of the Program and Budget;

(5)	a forecast for the results of the current Fiscal Year; and

(6)	an indicative forecast of the annual Revenue and, annual Operating Costs and results for the next two Fiscal Years.

12.3
The Operator will establish and administer a Contingency Fund to which the Participants will be obligated to contribute in accordance with their respective Interests and as specified in the approved Programs. Contingency Fund moneys, if any, will be invested and re-invested by the Operator in such liquid investments as the Executive Committee may, from time to time, authorize.  To the extent possible under then existing tax laws, the Contingency Fund wilt be set up and administered in such a manner as to provide the most beneficial tax treatment to the Participants.

12.4	If the Net Cash Flow for any month is positive, such Net Cash Flow will be dedicated in accordance with the respective Interests of the Parties as follows:

(1)	to make the required payments of the sum of the Development Finance Expenses;

(2)	to make any payments in arrears in connection with section 12.5;

(3)	to satisfy each Participant’s obligations under section 13.9 for the next month;

(4)
with respect to a Participant’s pro rata share of the Net Cash Flow, to satisfy that Participant’s obligations to the other Participant under this Agreement including, without limitation, the Cost Share of Paragon in respect of all other amounts funded by Crosshair hereunder on behalf of Paragon;

50651077.7

(5)	to satisfy the Business Account set out in section 13.11; and

(6)
to be distributed to the Participants pro rata to the respective Interests of the Participants, (the amounts available for distribution pursuant to this section 12.4(6) are collectively referred to as the “Participants’ Net Cash Flow”).

12.5
If the Net Cash Flow for any month is negative, each Participant must contribute its Cost Share of such shortfall together with its Cost Share of any required payments of interest, fees and other costs associated with the Development Finance.  If a Participant fails to make such a contribution within 30 days, it will be diluted in accordance with section 14.

13.	PROGRAMS AND BUDGETS

13.1	The Operator shall:

(1)
on or before 75 days prior to the end of each Fiscal Year, prepare and submit to the Executive Committee all Programs and Budgets (other than that for the Initial Exploration Costs and Additional Exploration Costs) after consultation with the members of the Executive Committee, for the immediately following Fiscal Year;

(2)	notwithstanding anything else in this Agreement, call a meeting of the Executive Committee to be held on or before 45 days prior to the end of each Fiscal Year; and

(3)
present for consideration at such meeting the Program and Budget for the immediately following Fiscal Year, the forecast for the then current Fiscal Year and an indicative forecast for the immediately following Fiscal Year; provided that any Program and its associated Budget may be prepared on the basis of two or more distinct phases, the commencement and termination of which shall be stipulated by the Operator (each, a “Program/Budget Phase”).

13.2	All Programs and Budgets commencing on the first day of each Fiscal Year shall be approved by the 30th day prior to the end of the immediately preceding Fiscal Year.

13.3
Each Participant must elect whether to fund its Cost Share of any approved Program and Budget in which it is required by this Agreement to share the Costs by the 15th day prior to the end of the Fiscal Year immediately preceding that to which such Program and Budget shall apply and a failure to make such election shall be deemed to be an election not to fund such Cost Share of such Budget.

13.4
With respect to the Program and Budget for the Development Period and the first Program and Budget for the Operating Period, the Operator will submit the Programs and Budgets sufficiently in advance of the anticipated commencement of, respectively, the Development Period and the Operating Period to provide each of the Participants a reasonable amount of time to consider the same and raise its Cost Share of anticipated Costs.

50651077.7

13.5
Each Participant will have 15 business days after receipt of a proposed Program and Budget to consider it, following which a meeting of the Executive Committee will be held to address any objections to such Program and Budget or alternative proposals. A Participant that objects to a Program or Budget must specify the reasons for its objections and promptly provide the suggested amendments or modifications in writing to the Operator and Executive Committee.  The Executive Committee will instruct the Operator to make any amendments and resubmit the proposed Program and Budget.  The Operator shall immediately notify the Participants and call a meeting of the Executive Committee pursuant to section 7.5 to consider such amendment.  Such amendment may also be agreed to in writing by the members of the Executive Committee pursuant to section 7.3.

13.6
If a Participant elects not to participate in a Program in which the other Participants may participate as contemplated in this Agreement by the deadline described in section 13.3, the other Participant may elect within l5 business days to bear that Participant’s Cost Share to be funded by the Participant which chose not to fund its Cost Share, in which event such Participant will have its Interest diluted pursuant to section 14.  A Program which is not fully subscribed shall not proceed.  If a Program does not proceed on that basis, the Participants shall remain responsible for the costs of the care and maintenance of the Properties and the Assets in accordance with the terms of this Agreement.  Failure to give notice pursuant to this section within such 15 business day period will be deemed to be an election by a Participant not to contribute its Cost Share of such Contributing Budget.

13.7
An election to fund a Contributing Budget will make a Participant liable to pay its Cost Share of all of the Costs actually incurred under or pursuant to such Contributing Budget, including Overruns.  The Operator may not incur Overruns exceeding 10% of the applicable Contributing Budget unless such Overruns are approved by the Executive Committee in accordance with section 6.6.

13.8
Based upon the projection to implement an approved Program and Budget submitted to and approved by the Executive Committee as the same may be revised from time to time, the Operator will submit to the Non-Operator on or before the 15th day of each month an estimate of the cash requirements for the next month which will show:

(1)	separately, the estimated cash disbursements which the Participants will be required to make for Costs and any other approved expenditures;

(2)	the extent, if any, to which such disbursements will be satisfied out of cash in the Operating Fund after allowing for the cash balance to be maintained in the Operating Fund;

(3)	the amounts, if any, which were credited to each Participant in the immediately preceding month;

(4)	the Cost Share of the Costs which each Participant will be required to furnish for such disbursements, or to be advanced by the Operator on behalf of the Non- Operators; and

50651077.7

(5)	the account into which the required funds are to be deposited.

13.9
Within 10 days after the receipt of each such cash estimate, the Participants will each remit their respective Cost Share and if one Participant fails to pay all or any part of its Cost Share (the “Non-Contributing Participant”) the other Participant (the “Contributing Participant”), will be entitled to pay the unpaid Cost Share of that Non- Contributing Participant.  If the Contributing Participant pays such unpaid share, the Non-Contributing Participant will be diluted in accordance with section 14.

13.10
Prior to incurring any Costs pursuant to a Contributing Budget hereunder or as soon as reasonably practicable thereafter, the Operator will open an account or accounts with bank(s) approved by the Executive Committee for the purpose of establishing and maintaining therein at all times a cash fund (the “Business Account) from which Costs will be paid by the Operator or from which the Operator may be reimbursed for Costs spent by it.

13.11
All money contributed by the Participants will be deposited in the Business Account.  The total amount of deposits in the Business Account, regardless of the source thereof will be equal to the estimated gross Costs of the Operator for the then current and next succeeding month as estimated in the Program and Budget then in effect.

13.12
If a Participant has elected not to contribute its Cost Share of a Contributing Budget pursuant to section 13.1 and 13.6 then within 90 days after the conclusion of the period covered by the Program and Budget, the Operator shall report the total amount of Costs incurred for such Program and Budget.  If less than 80% of the Costs specified in a Program and Budget were expended, the Participant who elected not to contribute its Cost Share may notify in writing the other Participant within 15 days of receipt of the notification of the total amount of the Operating Costs incurred of its election to reimburse the other Participant for 120% of its own Cost Share of the Costs expended in order to maintain the Interest it had in the Properties prior to being diluted as a result of its failure to contribute its Cost Share of such Program and Budget. All recalculations under this section 13.12 shall be effective as of the first day of the applicable Program and Budget.  The Operator on behalf of the Participants shall make such reimbursements, reallocations, contributions and other adjustments as are necessary so that each Participant will be placed in the same position had it originally paid its Cost Share of the applicable Program and Budget.  For the purposes of future calculations under section 14, each participant will be deemed to have contributed its Cost Share (and only its Cost Share) of the relevant Program and Budget.

13.13	The Operator shall promptly submit to the Executive Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

13.14
The Operator shall record all funds received pursuant to section 13.9 in the Business Account.  All funds in excess of immediate cash requirements shall be invested by the Operator for the benefit of the Business in cash management accounts and investments

50651077.7

selected at the discretion of the Operator, which accounts may include, but are not limited to, money market investments and money market funds.

14.	ADJUSTMENT OF INTERESTS

14.1
The level of the respective Interests of the Participants in the Properties will be as determined by section 3.1 of this Agreement so long as each Participant contributes its Cost Share of every Contributing Budget.  At any time and from time to time after a participant (the “Diluted Participant”) has elected or is deemed to have elected not to contribute its Cost Share of a Contributing Budget pursuant to section 13.3, 13.6 and 13.9 or, if a Participant fails to remit its Cost Share of the monthly cash requirements of a Contributing Budget in which it elected to participate in accordance with section 13.7, the percentage level of such Participant’s Interest in the Properties (the “Diluted Participant’s Interest”) will be calculated in accordance with the following formula:

(1)	DPI	=	A + B + C x100
D + E + F

Where:
DPI	=	Diluted Participant’s Interest in the Properties after each calculation expressed as a percentage.
A	=	The expenditures deemed to be incurred by the Diluted Participant in respect of the Initial Deemed Investment, Exploration Costs and Feasibility Costs expended on the Properties;
B	=
The expenditures incurred by the Diluted Participant in connection with the Properties in funding all Contributing Budgets other than the current contributing Budget under which the Non-Contributing Participant’s Interest is being diluted.

C	=	The expenditures incurred by the Diluted Participant in connection with the Properties in funding the current Contributing Budget under which the Diluted Participant’s Interest is being diluted.
D	=	The total Initial Deemed Investment, Exploration Costs, Feasibility Costs incurred by all the Participants in connection with the Properties.
E	=	The total expenditures incurred by all the Participants in connection with the Properties in funding all Contributing Budgets other than the current contributing Budget under which the Diluted Participant’s Interest is being diluted.
F	=	The total expenditures incurred by all the Participants in connection with the Properties in funding the current contributing Budget under which the Diluted Participant’s Interest is being diluted;

(2)
The Participant that is not the Diluted Participant (the “Remaining Participant”) shall have its Interest in the Properties increased by the transfer to it of that part of the Diluted Participant’s Interest equal to the percentage by which the Diluted Participant’s Interest is decreased by virtue of this section 14.1.

(3)	For the purposes of this section 14.1,

(a)
if Crosshair exercises the Initial Option, it will be deemed to have incurred 60% of the Initial Deemed Investment and Paragon shall be deemed to have incurred 40% of the Initial Deemed Investment; and

(b)	if Crosshair exercises the Additional Option, it will be deemed to have incurred 70% of the Initial Deemed Investment and Paragon shall be deemed to have incurred 30% of the Initial Deemed Investment.

(4)	For the purposes of this section 14.1, the amount of the Initial Exploration Costs and Additional Exploration Costs shall not be included in the amount of Exploration Costs.

14.2
Following a recalculation of Participants’ Interests under this Article 14, the Properties and any other Assets the legal title to which is held by the Participants as tenants in common, shall forthwith be transferred among the Participants as tenants in common in accordance with their revised Interests.

14.3	The consideration for any transfer referred to in section 14.2 is, for each Participant to which such transfer occurs, the advances made by such Participant under sections 13.3, 13.6 or 13.9.

14.4
If as a result of an adjustment pursuant to section 14.1, the Interest of the Diluted Participant is reduced to 10% or less, the Diluted Participant will transfer its Interest to the Remaining Participant in consideration for, at the Diluted Participant’s election provided forthwith, either:

(1)	the Net Smelter Royalty; or

(2)
the fair market value of the Net Smelter Royalty on the day the Diluted Participant had its Interest reduced to 10%, as determined definitively by an Independent Valuator selected by the Participants acting unanimously or, failing agreement within 10 days, by the President of the Canadian Institute of Mining, Metallurgy and Petroleum.

50651077.7

Upon such transfer, the Diluted Participant will forthwith execute and deliver to the Remaining Participant all such documents as may reasonably be necessary to transfer to the Remaining Participant all the Interest of the Diluted Participant and if the Diluted Participant made the election under section 14.4(2),the Remaining Participants shall deliver the cash amount in immediately available funds determined by this section 14.2.

14.5
Any reduction or elimination of a Diluted Participant’s Interest pursuant to this Agreement shall not relieve that Diluted Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability.  For purposes of this section 14.5, such Diluted Participant’s share of such liability shall be equal to its Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Interests under this Agreement (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Diluted Participant’s initial Interest).  Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Contingency Fund, each of the Participants shall be liable for its proportionate share (i.e., Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under this Agreement, of the cost of satisfying such Continuing Obligations, notwithstanding that any Participant has previously withdrawn from the Business or that its Interest has been reduced or converted to the Net Smelter Royalty.

14.6
An adjustment to an Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Interest will be shown in the books of the Operator.  However, any Participant, at any time upon the request of another Participant, will execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property is located.

14.7	The operation of the formula contained in section 14.1 is demonstrated in Schedule 14.7.

15.	DISPOSITION OF PRODUCTION

15.1
Crosshair shall, as agent and for the account and at the expense and risk of the Participants, sell all Product from the Properties in accordance with section 15.2, to Crosshair and/or other persons, or, in accordance with section 15.3, to Crosshair and/or other persons and Paragon.  In that capacity, the Operator shall calculate Net Cash Flow for each calendar month and distribute such Net Cash Flow in accordance with section 12.4 including, without limitation, distribution of the Participants’ Net Cash Flow for such calendar month, if any, within 10 days of the end of such calendar month.

50651077.7

15.2
Subject to section 15.3, Crosshair shall have the right to purchase all or any portion of the Product sold under section 15.1 on terms no more favourable to Crosshair than terms available from third Parties.

15.3
Notwithstanding anything else in this Agreement, the provisions of sections 15.1 will not apply and each Participant shall have the right to purchase Product in proportion to its Interest on terms no more favourable to it than terms available from third parties in the following circumstances:

(1)	Crosshair or its permitted assigns and successors cease to be a Participant; or

(2)	there is a Change of Control of Paragon; or

(3)	Paragon sells its Interest in the Subject Area to a third party within 120 days of the Development Decision with respect to such Subject Area.

16.	AUDIT

16.1	The Operator’s records relating to the Joint Venture will be audited in accordance with Canadian GAAP annually at the end of the Fiscal Year by the Auditor and upon completion of such audit:

(1)	any adjustments required by such audit will be made forthwith;

(2)
a copy of the audited statements will be delivered to the Participants within 45 business days of the end of the Fiscal Year, and all such accounts and records will be deemed to be correct and accurate unless questioned by a Participant within 45 days following the delivery of such audited statements; and

(3)
all information required by any Participant to this Agreement in order for such Participant to prepare its financial actuarials in accordance with Applicable Law shall be provided to such Participant at the expense of such Participant.

16.2
Each Participant that is a Non-Operator (the “Auditing Participant”), at reasonable times and upon not less than seven days’ written notice to the other Participant, will have the right to inspect, audit and copy the Operator’s accounts and records relating to the Joint Venture for any Fiscal Year within 15 days from the receipt of the audited financial statements for such Fiscal Year at its own expense.  The Auditing Participant will make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.  If the audit by an Auditing Participant is concluded within two months from the end of the Fiscal Year in question and indicates a difference of more than 2% of Costs prior to Commercial Production or 2% of Net Cash Flow after commencement of Commercial Production, before interest and tax from the amount determined by the Auditor, then the accounts will be re-audited by a third independent firm of chartered accountants, the decision of which will be final.  If the results of the third audit indicate a difference of more than 2% of Costs prior to Commercial production or 2% of Net Cash Flow after commencement of Commercial Production, before interest and tax from the amount determined by the Auditor, then appropriate

50651077.7

adjustments to the audited financial statements will be made.  Any audit made on behalf of the Auditing Participant of the audited financial statements of the Joint Venture for any Fiscal Year will be at the expense of the Auditing Participant unless an adjustment to the audited financial statements for such Fiscal Year is made in accordance with this section in which case the expenses will be Costs.

17.	AREA OF COMMON INTEREST

17.1
If any Participant, directly or indirectly, has the opportunity to stake or otherwise acquires any mineral interest or right of any nature whatsoever, located wholly or in part in the Area of Common Interest, the Participant who has such opportunity (the “Acquiring Participant”) shall promptly notify the other Participant (the “Non- Acquiring Participant”) in writing of that opportunity, including the terms on which such interest or right is able to be acquired and an assessment of the likely benefits to the Joint Venture.  An Acquiring Participant may stake or otherwise acquire such interest or right in its own name if the Acquiring Participant believes it is necessary to do so in order to preserve the opportunity to acquire such interest or right.  In such event, the Acquiring Participant will be staking or acquiring such interest or right subject to the rights of the Participant who is not the Acquiring Participant under this section and if a favourable decision is made pursuant to section 17.2, such interest or right shall become subject to this Agreement and form part of the Properties on the basis contemplated by section 17.2.

17.2
The Non-Acquiring Participant shall, within 20 days from the date that the notice is given by the Acquiring Participant pursuant to section 17.1, decide whether such interest or right should become subject to the terms of this Agreement.  If a favourable decision is made, the Participants shall use reasonable endeavours to acquire or stake such interest or right which shall become subject to this Agreement and form part of the Properties (the “Additional Properties”).  If it is determined to stake or otherwise acquire such interest or right, the costs associated with staking or acquiring the Additional Properties shall be costs of the Joint Venture which shall be Exploration Costs if the acquisition occurs during the Exploration Period, Feasibility Costs if the acquisition occurs during the Feasibility Period, Development Costs if the acquisition occurs during the Development Period and Operating Costs if the acquisition occurs during the Operating Period.

17.3
If the members of the Executive Committee who are nominees of the Non-Acquiring Participant decide not to participate in the acquisition or staking of such right or interest pursuant to section 17.2, the Acquiring Participant may itself acquire or stake such interest or right on terms not more favourable to the Acquiring Participant than those specified in the notice referred to in section 17.1 within 90 days of the giving of such notice.

17.4	The provisions of this section 17 shall continue to be binding on each Participant for a period of six months following the date on which this Agreement terminates.

50651077.7

18.	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

18.1
Subject to section 18.2, each Participant agrees that all information obtained or generated hereunder and the terms of this Agreement will be the exclusive property of the Participants and will not be publicly disclosed and this Agreement will not be provided to any third parties or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction (in which case the Participant being compelled to disclose such information shall give the other Participant reasonable notice), or with the written consent of the other Participant, such consent not to be unreasonably withheld.

18.2
Consent to disclosure of information pursuant to section 18.1 will not be unreasonably withheld where a Participant wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its Interest or its rights as contemplated in this Agreement, provided that such third party first enters into a written agreement with the disclosing Participant that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others.

19.	LIMITED CHARGING

19.1
Notwithstanding the provisions of section 20, but solely following the commencement of the Development Period, a Participant may, at any time, hypothec, mortgage, charge or otherwise encumber the whole or any part of its Interest but only upon the condition that the holder of such Encumbrance (the “Chargee”), first enters into a written agreement with the other Participant in a form satisfactory to counsel for such other Participant, binding upon the Chargee, as set out in sections 19.2 and 19.3.

19.2	If the Chargee is not engaged, directly or indirectly, in metal mining or exploration:

(1)	the Chargee may take possession of the encumbering Participant’s Interest subject to the terms of this Agreement; and

(2)	any disposition by the Chargee of the encumbering Participant’s Interest will be conducted in accordance with section 20.

19.3	If the Chargee is engaged, directly or indirectly, in metal mining or exploration:

(1)
the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Interest unless the Chargee’s Encumbrance has become subject to the provisions of this Agreement; and

(2)
the Chargee’s remedies under such Encumbrance will be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Interest to the other Participant in accordance with section 20, or failing such disposition, at a public auction to be held after 90 days prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other

50651077.7

Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement.

20.	RESTRICTIONS ON ALIENATION

20.1
No Participant (the “Transferor”) will, directly or indirectly, transfer, convey, assign, hypothec, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate or agree to transfer or alienate (a “Transfer”) any or all of its Interest or its rights under this Agreement or in the Properties (collectively, the “Rights”) except as provided in this section 20.

20.2
No Transfer of Rights will be effective unless the Transferor has given notice of the Transfer as required by this section 20, is not in default of any term or provision of this Agreement at the time of Transfer and until any proposed assignee, transferee, purchaser, grantee or encumbrancer of such Interest or rights under this Agreement (“Transferee”) has executed and delivered, in the case of the Transfer of all of a Participant’s Interest or rights under this Agreement, to the remaining Participant:

(1)	An agreement in form and substance satisfactory to counsel for the remaining Participants, related to this Agreement, as applicable, containing:

(a)
a covenant by such Transferee with the remaining Participants to perform all of the obligations of the Transferor to be performed under this Agreement, as applicable, in respect of the Interest or rights under this Agreement as applicable, to be received by the Transferee;

(b)	a provision subjecting any further Transfer of such Interest or rights under this Agreement, as applicable, to the provisions of this section 20; and

(c)
unless consented to by the remaining Participants (such consent can include reasonable conditions for the protection of the remaining Participants), the Transferor will remain liable for the performance of all obligations assumed by the Transferee in default of the performance thereof by the Transferee.  For greater certainty, any transfer of one Participant’s Interest must include an acknowledgement that the other Participants have an Interest and other rights under this Agreement.

(2)	No transfer permitted by this section 20 will relieve the Transferor of any liability, whether accruing before or after such Transfer, which arises out of operations conducted prior to such Transfer.

20.3
Any Participant (the “Offeror”) intending to Transfer its Rights will first give notice to the other Participant (the “Offeree”) of such intention together with the terms and conditions on which the Offeror is willing to Transfer its Rights; provided that the disposition of all of the issued and outstanding shares in the capital stock of either Participant to one or more third parties shall not constitute a Transfer subject to the right of first refusal contemplated in this section 20.3.

50651077.7

20.4
Any communication of an intention to sell pursuant to section 20 (the “Offer”) will be delivered in accordance with section 24 and will set out fully and clearly all of the terms and conditions of any intended Transfer.

20.5	Any Offer made as contemplated in section 20.4 will be open for acceptance by the Offeree for a period of 50 days from the date of receipt of the Offer by the Offeree.

20.6
If the Offeree accepts the Offer within the required time, such acceptance will constitute a binding agreement between the Offeror and the Offeree to Transfer the Rights on the terms and conditions set out in such Offer.

20.7
If the Offeree does not accept the Offer within the required time, the Offeror may complete a Transfer of Rights on terms and conditions no more beneficial to the transferee thereof than those set out in the Offer.  The Transfer must be completed within 90 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this section 20.

20.8
While any Offer is outstanding, no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this section 20.

20.9
If the Transfer is the grant of a security interest by hypothec, mortgage, deed of trust, pledge, lien or other encumbrance of the Interest of a Participant to secure a loan or other indebtedness, such security interest shall be expressly subordinate to the terms of this Agreement and the rights and interests of the other Participants hereunder in that the transferee pursuant to such Transfer shall covenant with the other Participants in the document evidencing such transfer or in a separate document ancillary thereto that upon any foreclosure or other enforcement of rights in the security interest, such transferee shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participants, and such transferee shall comply with and be bound by the terms and conditions of this Agreement.

20.10
Each Participant agrees that its failure to comply with the restrictions set out in this section 20 would constitute an injury and damage to the other Participants impossible to measure monetarily and, in the event of any such failure the other Participants will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any Transfer of its Rights save in accordance with the provisions of this section 20, and a Participant intending to make a Transfer or making a Transfer contrary to the provisions of this section 20 hereby waives any defence it might have in law to such injunctive relief.

20.11
Notwithstanding anything else in this Agreement, a Participant may Transfer its Rights, or part thereof, to an Associated Company without the consent of the other Participants but otherwise in compliance with this section 20 provided that the Transferor and the Transferee are jointly and severally liable for the obligations of the Associated Company under this Agreement.

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20.12
In the event that Crosshair undergoes a Change of Control, the surviving or acquiring corporation or entity shall be responsible for and assume Crosshair’s obligation to issue Crosshair Shares under sections 3.4 and 4.1, and, Paragon shall be entitled to receive, and shall accept, in lieu of the number of Crosshair Shares to which Paragon was theretofore entitled under sections 3.4 and 4.1, the kind and amount of shares and other securities or property which Paragon would have been entitled to receive as a result of such Change of Control if, on the effective date thereof, Paragon had been the registered holder of the number of Crosshair Shares to which Paragon was theretofore entitled under sections 3.4 and 4.1.

20.13
Notwithstanding anything else in this section 20, nothing in this Agreement shall prevent or restrict a Change of Control in either Participant or prevent either Participant from issuing securities and there will be no consequence to a Participant who issues securities or undergoes a Change of Control.

21.	LIABILITY OF THE OPERATOR AND OPERATOR’S INDEMNITIES

21.1
The Operator will indemnify and save the other Participant harmless from and against any loss, cost, liability, claim, demand, damage, expense, injury and death (including, without limitation, legal fees and disbursements) resulting from fraud, negligence or wilful misconduct of the Operator or its directors, officers, employees, contractors or agents in conducting operations pursuant to this Agreement.

21.2
The Operator will be indemnified by the Participants in accordance with their respective Interests, as part of the Costs, from the acts and omissions of the Operator and its directors, officers, contractors and agents provided that an Operator will not be indemnified nor held harmless by the other Participants from, and will be liable to the other Participants only for, any loss, cost, liability, claim, demand, damage, expense, injury or death (including, without limitation, legal fees and disbursements) resulting from fraud, negligence or wilful misconduct of the Operator or its directors, officers, employees, contractors or agents.

21.3	An act or omission of the Operator or its directors, officers, employees, contractors or agents done or omitted to be done:

(1)	at the unanimous direction, or within the scope of the unanimous direction, of the relevant Executive Committee; or

(2)	with the unanimous concurrence of the relevant Executive Committee; or

(3)	unilaterally and in good faith by the Operator to protect life or property, will be deemed not to be negligent or resulting from wilful misconduct.

21.4
The obligations of the Operator to indemnify and save harmless the other Participant pursuant to this section 21 will be in proportion to such other Participant’s Interest as at the date that the loss, cost, liability, claim, demand, damage, expense, injury or death occurred or arose.

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22.	NON-BINDING DISPUTE RESOLUTION

22.1
If any Eligible Matter is referred to the provisions of this section 22, such Eligible Matter shall be referred to an executive of each Participant that has been appointed by their respective chief executive officers and such appointed executives shall use their best efforts to resolve the dispute within 20 business days of such appointment.  If such appointed executives cannot resolve the dispute within that period, the chief executive officer of each Participant shall use their reasonable best efforts to resolve the matter amicably within 30 business days after commencement of such chief executive officer’s resolution efforts.  All time periods contemplated will be suspended during the time that this non-binding dispute mechanism is invoked.

23.	ENCUMBRANCE, PARTITION AND INDEMNIFICATION

23.1	Except as otherwise provided in this Agreement, a Participant will not encumber or permit or suffer to exist any hypothec, lien, charge or other encumbrance on its Interest.

23.2	No Participant will partition or seek partition, whether through order of any court or otherwise, of the Properties.

23.3
A Participant will not have authority to act for or assume any obligations or liabilities on behalf of the other Participants except such as are specifically authorized pursuant to and in accordance with the terms of this Agreement, and each Participant will defend, indemnify and hold harmless the other Participants, and their directors, officers, employees, contractors and agents, from and against any and all losses, expenses, claims, damages, suits and demands whatsoever arising out of any act or any assumption of any obligations by it done or undertaken on behalf of the other Participants other than as provided herein.

23.4
Each Participant indemnifies each other Participant from and against any loss, damage, claim or expense which such other Participant may suffer or incur as a result of any negligence of, or material breach of this Agreement by, the first mentioned Participant, in connection with the Joint Venture.  This indemnity will continue after the expiry or termination of this Agreement for any reason.

24.	NOTICES

24.1
Any notice, direction or other instrument required or permitted to be given under this agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(1)	If to Paragon at:

Suite 1500 – 701 West Georgia Street
Vancouver, British Columbia, Canada V7Y 1C6

50651077.7

Attention: Michael J. Vande Guchte
Facsimile No.: 604-629-2489

(2)	If to Crosshair at:

Suite 1240 - 1140 West Pender Street
Vancouver, British Columbia, Canada V6E 4G1

Attention: Mark J. Morabito
Facsimile No.: 604-681-8039

24.2	Any notice, direction or other instrument will:

(1)	if delivered, be deemed to have been given and received on the day it was delivered; and

(2)	if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

24.3
A Participant may at any time give to the other Participant notice in writing of any change of address of the Participant giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Participant for the purposes of giving notice hereunder.

25.	TERMINATION

25.1	Other than sections 17, 18, 21, 24 and 28.7 which provisions explicitly survive termination according to their terms, this Agreement will terminate in any of the following circumstances:

(1)	the written agreement by the Participants to terminate;

(2)	pursuant to section 27.1;

(3)	if Crosshair does not earn the Initial Option in accordance with section 3.2; or

(4)	such time as there is only one Participant.

25.2
On termination of this Agreement, the Participants will remain liable for continuing obligations in respect of the Properties until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of operations in respect of the Properties during the term of the Agreement.

25.3
Unless terminated pursuant to section 25.1(2) or 26.1(4), promptly after termination of this Agreement, the Operator will take all action necessary to wind up the activities of the Joint Venture and all costs and expenses incurred in connection with the termination of the Joint Venture will be chargeable to the Joint Venture.  The Assets of the Joint

50651077.7

Venture shall first be paid, applied, or distributed in satisfaction of all liabilities of the Joint Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants.  Before distributing any Assets to Participants, the Operator may segregate amounts which, in the Operator’s reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations.  Thereafter, any remaining cash and Assets will be distributed in undivided interests unless otherwise provided herein or otherwise agreed. Each Participant will have an ongoing obligation to fund its share of any liabilities or obligations (including, without limitation, to fund or contribute to the Contingency Fund).  The share of a Participant’s obligation or liability shall be pro rata to its Interest on the date such liability or obligation was caused.

25.4
Unless terminated pursuant to section 25.1(2) or 26.1(4), on termination of this Agreement, the Operator will have the power and authority in respect of the Properties, subject to control of the relevant Executive Committee, to do all things on behalf of the Participants which are reasonably necessary or desirable to:

(1)	wind-up operations of this joint venture; and

(2)	complete any transaction and satisfy any obligation unfinished or unsatisfied at the time of such termination, if the transaction or obligation arises out of operations prior to such termination.

The Operator will have the power and authority to grant or receive extensions of time or change the method of payment of any already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Joint Venture, hypothec or mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

26.	FORCE MAJEURE

26.1
The obligations of a Participant pursuant to this Agreement shall be suspended to the extent and for the period that performance of any obligation of such Participant is prevented by any cause, whether foreseeable or unforeseeable, and beyond its reasonable control, including, without limitation:

(1)	labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant);

(2)
Acts of God, including, without limitation, excessive cold or warm temperatures or consistent periods of fog which prevent or render impractical the conduct of exploration or development activity on the Properties for a period of 30 days during any period of 90 consecutive days;

(3)	laws, instructions or requests of any Governmental Authority;

(4)	any litigation or administrative process which reasonably has the effect of delaying Operations and judgments or orders of any court or tribunal;

50651077.7

(5)	inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorisation;

(6)	curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws;

(7)
action or inaction by any Governmental Authority that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of a Participant seeking such approval or authorisation;

(8)	acts of war or conditions arising out of or attributable to war, whether declared or undeclared;

(9)	riot;

(10)	civil strife, terrorism, insurrection or rebellion; including, without limitation, any steps taken by any Governmental Authorities in response to any such matters;

(11)	fire, explosion, earthquake;

(12)
delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services;

(13)	accidents;

(14)	breakdown of equipment, machinery or facilities;

(15)	inability to obtain contractors or sub-contractors to provide materially time critical goods and services due to shortages of competent and competitive contractors or sub-contractors;

(16)	actions by aboriginal groups, native rights groups, environmental groups, or other similar special interest groups, or any other cause whether similar or dissimilar to the foregoing,

(each, an “Intervening Event”).  For greater certainty, the failure of any party to obtain financing in and of itself shall not be an Intervening Event.

26.2
A Participant relying on the provisions of section 26.1 will promptly give written notice to the other Participant of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event,

26.3	Any Participant that receives a notice of an Intervening Event pursuant to section 26.4 shall have 30 days to dispute the validity of the substance of Intervening Event

50651077.7

documented in such notice.  If such a notice is disputed, such dispute shall be an Eligible Matter for the purposes of sections 22.

26.4
If an Intervening Event is not disputed pursuant to section 26.3 or if it is upheld in the processes under sections 22, then it will be entered in a register of Intervening Events to be maintained by the Operator which will set out all relevant details of each such Intervening Event including the time and date of its commencement and the time and date of its termination.  The contents of such register for each Fiscal Year shall form part of the project record approved by the Executive Committee after the completion of such Fiscal Year.  The Operator shall also maintain all supporting documentation relating to any Intervening Event until at least six years after the date that the Development Decision is made or, if any Intervening Event occurs after such date, for at least six years after such Intervening Event.

26.5
A Participant relying on the provisions of section 26.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as commercially practicable, but nothing herein will require such Participant to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted Governmental Authority or to complete its obligations under this Agreement if an Intervening Event renders completion commercially impracticable.

26.6	A Participant relying on the provisions of section 26.1 will give written notice to the other Participant as soon as such Intervening Event ceases to exist.

27.	DEFAULT

27.1
Notwithstanding anything in this Agreement to the contrary, if any Participant (a “Defaulting Participant”) is in default of any requirement herein set forth the Participant or Participants affected by such default will give written notice to the Defaulting Participant specifying the default and the Defaulting Participant will not lose any rights under this Agreement, unless within 30 days after the giving of the first notice of default by an affected Participant the Defaulting Participant has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Participant fails within such period to take reasonable steps to cure any such default, the affected Participant will be entitled to seek any remedy it may have on account of such default including terminating this Agreement and/or seeking the remedies of specific performance, injunction or damages.

28.	GENERAL

28.1	The Participants will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

28.2
All references to moneys hereunder will be in Canadian funds and all obligations will be in Canadian funds.  All payments to be made to any Participant hereunder may be made by cheque or bank draft mailed or delivered to such Participant at its address for notice

50651077.7

purposes as provided herein, or deposited for the account of such Participant at such bank or banks as such Participant may designate from time to time by notice to the paying Participant.  Said bank or banks will be deemed the agent of the designating Participant for the purpose of receiving, collecting and receipting such payment.

28.3	Time is of the essence in the performance of this Agreement.

28.4
The headings of the sections of this agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the Participants.

28.5
This Agreement will enure to the benefit of and be binding upon the participants hereto and their respective successors and permitted assigns, provided that any Transfer not made in accordance with this Agreement will be null and void and of no force or effect.

28.6
This Agreement (including the schedules thereto) and the Underlying Agreements constitute the entire agreement between the Participants and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Participants with respect to the subject matter herein. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

28.7
This Agreement will be governed by and construed according to the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Participants irrevocably submit to the exclusive jurisdiction of the courts of the Province of British Columbia.

28.8
This Agreement may be executed by facsimile or other means of electronic communication and in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.

50651077.7

28.9	This Agreement may only be amended by the written agreement of all the Participants hereto and their permitted successors and assigns.

IN WITNESS WHEREOF the participants hereto have executed these presents as of the day and year first above written,

CROSSHAIR EXPLORATION & MINING CORP.
By:	“Mark J. Morabito”
Mark J. Morabito
President and Chief Executive Officer
PARAGON MINERALS CORPORATION
By:	“Michael J. Vande Guchte”
Michael J. Vande Guchte
President and Chief Executive Officer

50651077.7

Schedule 1.1(47)

Fair Market Value

1.
The Fair Market Value of any Interest shall be calculated as the after tax net present value of such Interest.  The calculation shall assume the then prevailing market price of any applicable metals, and a nominal discount rate of 10%.  The Fair Market Value shall be calculated as of the date the notice is received by one party from the other that it intends to exercise its rights, to sell all or any part of its Interest to the other party under this Agreement.

2.
Fair Market Value shall be calculated with reference to CIM Val as the applicable principles of valuation by a panel of two qualified independent valuators who are employees of an international mining consultancy or engineering firm (each an “Independent Valuator”) retained by the Participants, one of which shall be designated by Paragon and the other of which shall be designated by Crosshair and each such Independent Valuator will base its determination on the life of a mine plan approved by a Qualified Person (as defined in National Instrument 43-101) the identity of whom shall be agreed upon by the Participants.  If the Participant cannot agree as to the identity of the Qualified Person within 10 days, the President of the Canadian Institute of Mining, Metallurgy and Petroleum shall make such selection. Such designation shall be made as soon as practicable and if a Participant fails to appoint an Independent Valuator within 30 days of the Appraisal Date, the one appointed by the other Participant shall determine the Fair Market Value.

3.
Each Participant shall upon reasonable notice, provide to each Independent Valuator and its representatives full access during normal business hours to the Subject Area, the books and records of the Joint Venture that pertain to the Subject Area and shall cause such additional financial and operating data and other information as the Independent Valuators and their representatives shall from time to time reasonably request to be provided.

4.	Each Independent Valuator shall submit its written determination on the Fair Market Value to each Participant within 60 days after the date of its retention.

5.
If the higher determination of the two Independent Valuators is not greater than 110% of the lower determination, the Fair Market Value shall be the average of such two determinations.  If the higher determination is greater than 110% of the lower determination, then such two Independent Valuators shall attempt in good faith to alter their determinations of Fair Market Value so that the greater determination is within 110% of the lower determination.

6.
If the two Independent Valuators are unsuccessful they shall jointly select within 10 days after the date on which they were informed of such difference, a third Independent Valuator to be retained by the Participants.  Such third Independent Valuator shall deliver its written determination of the Fair Market Value in 30 days after its retention and the

50651077.7

 Fair Market Value of the Interest shall be the average to the two closest determinations or, if there are not two closest determinations, the average of all three determinations.

7.	The fees and expenses of such Independent Valuators shall be shared equally by the Participants.

50651077.7

Schedule 1.1(68)

Net Smelter Royalty

DEFINITION, CALCULATION AND PAYMENT OF NSR ROYALTY

The Net Smelter Royalty is the percentage provided in this Schedule attached and calculated and paid by Payor (as defined below) to the Royalty Holder (as defined below) in accordance with the following provisions:

 1.           DEFINITIONS

Unless otherwise set forth below, all capitalized terns used in this Schedule shall have the meaning ascribed to them in the Agreement.

"Calendar Quarter" means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

"Mineral Content" means all marketable ores, concentrates, metals and minerals contained in Subject Ore as separately estimated by the Payor using head grade or assays taken prior to entering mill or heap leach facilities, mill or heap leach operation recovery levels, and recoveries and other adjustments at the refinery, as key components in the calculation of Mineral Content.

"Mineral Price Quotation" for a Product means the final sale price as quoted for the Product on the London Metals Exchange, as published in Metals Week or a similar publication. If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Smelter Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

"Net Smelter Royalty" for a Calendar Quarter in respect of all of the Product means the sum of (i) for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter; less (ii) the deductions, adjustments and credits set forth in section 3, with such sum multiplied by 1%.

"Payor" means the Party who produces and sells Products from the Properties from which the Royalty Holder is entitled to a Royalty as provided in the agreement.

"Product" shall have the definition provided in the agreement.

"Properties" shall have the definition provided in the agreement.

"Royalty Holder" means the party or its successors or assigns that becomes entitled to a Royalty, as provided in the Agreement.

50651077.7

"Smelter Returns" for a Calendar Quarter in respect of all of the Products means, for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter.

"Subject Ore" means all Ore mined by the Payor from the Properties.

 2.           RESERVATION OF ROYALTY

The Payor shall pay and the Royalty Holder shall be entitled to receive as the royalty, 1% of Smelter Returns except as such percent is reduced pursuant to the Agreement.

 3.           NSR DEDUCTIONS

In calculating the Net Smelter Royalty, the Payor shall be entitled to deduct from Smelter Returns the following costs, to the extent incurred and borne by the Payor:

(a)
all smelting, minting and refining costs, and treatment charges and penalties at the smelter or refinery including, but without being limited to, deductions charged for metal losses and penalties for impurities;

(b)
all costs of transporting the Products from the Properties to a smelter, mint or refinery including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto;

(c)	all sampling, assaying and representation charges in connection with sampling and assaying carried out after the Products have left the Properties;

(d)	costs and expenses of marketing the Products, if any; and

(e)
taxes levied by any government on the value of Products produced or sold, but excluding income taxes if such charges are actual costs payable out of the proceeds received from a bona fide purchaser or are shown as deductions therefrom.

 4.           GENERAL PROVISIONS

(a)	Arm's Length Provision

If smelting and/or refining are carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

(b)	Payment of the Royalty

50651077.7

All royalty or provisional royalty payments will be payable on or before the 30th day following each Calendar Quarter. Each such quarterly payment to the Royalty Holder shall be accompanied by a statement in reasonable detail showing the calculation of the payment. Each such quarterly payment shall be subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

(c)	Provisional Payments

If any payment becomes due and payable to the Royalty Holder prior to the Payor's final estimates of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor's then current estimates of the amount payable for Products produced during the Calendar Quarter.

(d)	Adjustments

The following adjustments shall be taken into account in determining the royalty payments or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(i)	Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous royalty payments;

(ii)
Any adjustments in the number of appropriate units of measurement of Products, beneficiated by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(iii)	Any adjustments in Mineral Content and average percentage recovery; and

(iv)	Any payments that have not otherwise been credited against previous royalty payments.

(e)	Annual Final Report

Within 90 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by a responsible officer of the Payor showing in reasonable detail the calculation of the royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional royalty payment as is required by the report. If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the royalty due to the Royalty Holder, then the excess shall be deducted from the next payment obligation owed pursuant to the provisions of this Schedule or, in the

50651077.7

 event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

(f)	Assignment by Payor

Upon any assignment, conveyance, termination or abandonment of the Properties or any portion thereof, as the case may be, by the Payor, the Payor shall have no further obligation to the Royalty Holder in respect of the Properties or such portion, as the case may be; provided that, in the case of assignment or conveyance, it shall be a condition of any assignment or conveyance that the assignee or transferee shall have agreed to assume the Payor's obligation to the Royalty Holder to pay the royalty in respect of that portion of the Properties acquired by such assignee or transferee.

(g)	Assignment by Royalty Holder

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agrees with the Payor and all other parties entitled to receive any part of the Royalty as follows:

(i)
the amount of any royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the “Nominee”) as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(ii)
payment of the royalty shall be made only to or to the order of the Nominee “In Trust” and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(iii)	the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(iv)	the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(v)
the Payor shall not be required to deal with any person except the Nominee. Each interested party shall exercise all of their respective rights only through the Nominee and shall require each of their respective assignees to agree in writing to be bound by the provisions hereof.

50651077.7

(h)	Records and Provision for Audit to Resolve Objections

All books and records used by the Payor to calculate the royalty due hereunder shall be kept in accordance with Canadian GAAP varied only by the specific provisions hereof. The Payor shall maintain up-to-date and complete records of the production of all Mineral Products. If treatment or smelting of Mineral Products is performed off the Properties, accounts records, statements and returns relating to such treatment and smelting arrangements shall be maintained by the Payor. The Royalty Holder shall have the right at all reasonable times during normal business hours to inspect such accounts, records, statements and returns and make copies thereof at its own expense for the sole purpose of verifying the amount of the royalty.

All payments of the royalty made pursuant to the final report that is to be issued within 90 days of the end of each calendar year shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Royalty Holder gives the Payor written notice describing and setting forth a specific objection to the calculation thereof within 90 days after receipt by the Royalty Holder of the annual final report herein provided in subsection 4(e). If the Royalty Holder objects to a particular quarterly or annual statement delivered hereunder, the Royalty Holder shall, for a period of 90 days after the Payor's receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the royalty payment in question audited by a firm of chartered accountants acceptable to the Royalty Holder and to the Payor (and if they cannot agree on a firm, by a firm of chartered accountants selected by the auditors of the Royalty Holder). If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly payment due hereunder. The Royalty Holder shall pay all costs of such audit unless a deficiency of 5% or more of the amount due for the year under audit or $30,000, whichever is greater, is determined to exist. The Payor shall pay the costs of such audit if a deficiency of 5% or more of the amount due for the year under audit or $30,000, whichever is greater, is determined to exist. Failure on the part of the Royalty Holder to make claim on the Payor for adjustment in such 90-day period shall establish the correctness of the final report and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

(i)	Royalty Running With the Properties

The royalty created herein shall be a real property interest in all portions of the Properties to which the royalty applies sufficient to secure the royalty payments herein provided.

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Schedule 1.1(86)

Permitted Encumbrances

1.           2.0% Net Smelter Return Royalty (“NSR”), of which 1.0% of the NSR is purchasable for $1,000,000 (or $500,000 for each 0.5% NSR) with a right of first refusal on the remaining 1% NSR, and annual advance royalty payments of $20,000 commencing June 1, 2007, to William Mercer under the May 22, 2002 Letter Agreement between William Mercer and Rubicon Minerals Corporation on the Golden Promise Property, as amended on July 17, 2003, July 27, 2003, and September 1, 2003. Areas of interest (AOI’s) exist on the property.

2.           2.0% NSR granted to Stephen Courtney and Newfoundland & Labrador Minerals Ltd. under the June 14, 2004 Purchase and Royalty Letter Agreement between Stephen Courtney and Newfoundland & Labrador Minerals Ltd. and Rubicon Minerals Corporation on the OB Property, NL. 1.0% of the NSR is purchasable for $1,000,000 with a right of first refusal on the remaining 1% NSR.

50651077.7

Schedule 1.1(90)

Description of Properties

Property	Licence	Claims	Sq. Km	Hectares	NTS AREA	Issuance Date	Renewal Date	Report Due
GP	15169M	256	64	6400	12A/16	June 21, 2002	June 21, 2012	August 20, 2009
GP	15170M	254	63.5	6350	12A/16	June 21, 2002	June 21, 2012	August 20, 2009
GP	15171M	256	64	6400	12A/16	June 21, 2002	June 21, 2012	August 20, 2009
GP	15172M	225	56.25	5625	2D/13, 12A/16	June 21, 2002	June 21, 2012	August 20, 2009
GP	11057M	42	10.5	1050	12A/16	October 28, 2004	October 28, 2009	December 28, 2009
	Totals:	1033	258.25	25,825

50651077.7

Schedule 1.1(102)

Underlying Agreements

1.	May 22, 2002 Letter Agreement between William Mercer and Rubicon Minerals Corporation on the Golden Promise Property, as amended on July 17, 2003, July 27, 2003, and September 1, 2003.

2.	June 14, 2004 Purchase and Royalty Letter Agreement between Stephen Courtney and Newfoundland & Labrador Minerals Ltd. and Rubicon Minerals Corporation on the OB Property, NL.

50651077.7

Schedule 14.7

Dilution Formula Illustration

Example 1

DPI =	A + B + C
D + E + F

(a)
Assume that the parties maintain their respective 70% and 30% Interests and the Initial Deemed Investment + Exploration Costs + Feasibility Cost = $30 million Crosshair will be deemed to have spent 0.7 x $30 million = $21 million

Paragon will be deemed to have spent 0.3 x $30 million = $9 million.

(b)	Assume development is complete and each Participant funded its pro rata share of a $200 million budget so Crosshair contributed $140 million and Paragon contributed $60 million.

(c)	Assume the first budget for the Operating Period is $20 million, $20 million in costs is incurred and Paragon elects not to contribute.

Then in calculating Paragon' s Interest:

A = $9 million

B = $60 million

C = 0

D = $30 million

E = $200 million

F = $20 million

DPI =	$9 million + $60 million + 0	x 100 = 27.6% = Paragon's Interest
$30 million + $200 million + $20 million

Crosshair's Interest = 100% - 27.6% = 72.4%

Example 2

(d)	Make same assumptions as in (a) and (b) in Example 1.

(e)	Assume the first Budget for the Operating Period is $20 million and Paragon only funds $3 million of its $6 million Cost Share.

Then in calculating Paragon' s Interest:

A = $9 million

50651077.7

B = $60 million

C = $3 million

D = $30 million

B = $200 million

F = $20 million

DPI =	$9 million + $60 million +$3 million	x 100 = 28.8% = Paragon's Interest
$30 million + $200 million + $20 million

Crosshair’s Interest = 100% - 28.8% = 71.2%

50651077.7

Schedule 17.1

Area of Common Interest

N
Mercer GP Ammend
Mercer Golden Promise AOI
Tom Joe AOI
CXX Golden Promise AOI
CXX SGP AOI
0 2,500 5,000 10,000
Meters
540000
545000
550000
555000
560000
565000
570000
575000
580000
585000
5400000
5405000
5410000
5415000
5420000
5425000

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